Filed pursuant to Rule 424(b)(2)

Registration No. 333-239467

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)(2)
Senior Debt Securities	$1,000,000,000	$129,800

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.
(2)	This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the Company’s Registration Statement on Form S-3 (File No. 333-239467) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(To Prospectus Dated June 26, 2020)

$1,000,000,000

Dominion Energy, Inc.

$1,000,000,000 2020 Series D Floating Rate Senior Notes due 2023

The Senior Notes will bear interest at the Three-Month LIBOR Rate (as defined in this prospectus supplement) plus 53 basis points (0.53%) reset quarterly, subject to the provisions set forth in DESCRIPTION OF THE SENIOR NOTES—Interest beginning on page S-15. We will pay interest on the Senior Notes quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, beginning December 15, 2020. The Senior Notes will mature on September 15, 2023.

It is highly likely that a Benchmark Transition Event and related Benchmark Replacement Date (each as defined in this prospectus supplement) will occur with respect to the Three-Month LIBOR Rate. In that event, interest on the Senior Notes will be determined not by reference to the Three-Month LIBOR Rate but instead by reference to a Benchmark Replacement (as defined in this prospectus supplement). See DESCRIPTION OF THE SENIOR NOTES—Interest—Effect of Benchmark Transition Event and RISK FACTORS—Risks Relating to the Senior Notes for more information.

We may redeem the Senior Notes in whole or in part at any time and from time to time beginning on the first business day after the date that is 12 months following the date of issuance of the Senior Notes pursuant to this offering at a price equal to 100% of the principal amount of Senior Notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date.

No application is being made or is intended to be made for the listing or trading of the Senior Notes on any securities exchange or trading facility or to include them in any automated quotation system.

Investing in the Senior Notes involves risks. For a description of these risks, see “Risk Factors” on page S-10 of this prospectus supplement and the Risk Factors section of our most recent Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission.

	Public Offering Price(1)	Underwriting Discount	Proceeds to Dominion Energy Before Expenses(1)
Per Senior Note	100.000%	0.350%	99.650%
Total	$1,000,000,000	$3,500,000	$996,500,000

(1)	Plus accrued interest from September 17, 2020, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying base prospectus. Any representation to the contrary is a criminal offense.

The Senior Notes will be ready for delivery in book-entry form only through The Depository Trust Company and its direct participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, on or about September 17, 2020.

Joint Book-Running Managers

Citigroup	Deutsche Bank Securities	PNC Capital Markets LLC	Regions Securities LLC

Co-Manager

Cabrera Capital Markets, LLC

The date of this prospectus supplement is September 10, 2020.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering of Senior Notes and certain other matters relating to us and our financial condition. The second part, the accompanying base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the Senior Notes we are offering at this time. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. To the extent any information contained or incorporated in the prospectus supplement differs from the information contained or incorporated in the accompanying base prospectus, you should only rely on the information in the prospectus supplement.

This document contains and refers you to information that you should consider when making your investment decision, including any other offering materials filed by us with the Securities and Exchange Commission (SEC). We have not authorized anyone, and we have not authorized the underwriters to authorize anyone, to provide you with different information. We take no responsibility for, and can provide no assurance as to the reliability of, any different or inconsistent information. This document may only be used where it is legal to sell these securities. The information which appears in this document and which is incorporated by reference in this document may only be accurate as of the date of this prospectus supplement or the date of the document in which incorporated information appears. Our business, financial condition, results of operations and prospects may have changed since the date of such information.

Base Prospectus

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our file number with the SEC is 001-08489. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. Our SEC filings are also available on our website at http://www.dominionenergy.com. Our website also includes other information about us and certain of our subsidiaries. The information available on our website (other than the documents expressly incorporated by reference into this prospectus supplement as set forth below) is not incorporated by reference into this prospectus supplement and you should not consider such information a part of this prospectus supplement.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and information that we file later with the SEC will automatically update or supersede this information. We make some of our filings with the SEC on a combined basis with two of our subsidiaries, Virginia Electric and Power Company (Virginia Power) and Dominion Energy Gas Holdings, LLC (Dominion Energy Gas). Our combined filings with the SEC represent separate filings by each of Virginia Power, Dominion Energy Gas and us. We incorporate by reference the documents listed below (other than any portions of the documents not deemed to be filed) and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act), except those portions of filings that relate to Virginia Power or Dominion Energy Gas as a separate registrant, until such time as all of the securities covered by this prospectus supplement have been sold:

•	Annual Report on Form 10-K for the year ended December 31, 2019;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020; and

•

Current Reports on Form 8-K, filed January 29, 2020, February 4, 2020, March 16, 2020, March 17, 2020, March 19, 2020, March  20, 2020, March  25, 2020, April 3, 2020, May 8, 2020, June 26, 2020, July 6, 2020, July 6, 2020, July 31, 2020 and August 6, 2020.

You may request a copy of these filings, at no cost, by writing or telephoning us at:

Corporate Secretary, Dominion Energy, Inc., 120 Tredegar Street, Richmond, Virginia 23219, Telephone (804) 819-2000.

FORWARD-LOOKING INFORMATION

We have included certain information in this prospectus supplement or other offering materials which is “forward-looking information” as defined by the Private Securities Litigation Reform Act of 1995. Examples include discussions as to our expectations, beliefs, plans, goals, objectives and future financial or other performance or assumptions concerning matters discussed in this prospectus. This information, by its nature, involves estimates, projections, forecasts and uncertainties that could cause actual results or outcomes to differ substantially from those expressed in the forward-looking statement.

The businesses that we and our subsidiaries conduct are influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our ability to control. We have identified a number of these factors in our annual and quarterly reports as described under the heading RISK FACTORS and we refer you to that discussion for further information. These factors include but are not limited to:

•	Unusual weather conditions and their effect on energy sales to customers and energy commodity prices;

•

Extreme weather events and other natural disasters, including, but not limited to, hurricanes, high winds, severe storms, earthquakes, flooding, climate changes and changes in water temperatures and availability that can cause outages and property damage to facilities;

•

The impact of extraordinary external events, such as the current pandemic health event resulting from the novel coronavirus (COVID-19), and their collateral consequences, including extended disruption of economic activity in our markets;

•	Federal, state and local legislative and regulatory developments, including changes in federal and state tax laws and regulations;

•	Risks of operating businesses in regulated industries that are subject to changing regulatory structures;

•	Changes to regulated electric rates that we collect and regulated gas distribution, transportation and storage rates, including liquefied natural gas (LNG) storage, that we collect;

•

Changes in rules for regional transmission organizations and independent system operators in which we join and/or participate, including changes in rate designs, changes in Federal Energy Regulatory Commission’s (FERC) interpretation of market rules and new and evolving capacity models;

•	Risks associated with Virginia Power’s membership and participation in PJM Interconnection, L.L.C., including risks related to obligations created by the default of other participants;

•

Risks associated with entities in which we share ownership with third parties, including risks that result from lack of sole decision making authority, disputes that may arise between us and third party participants and difficulties in exiting these arrangements;

•	Changes in future levels of domestic and international natural gas production, supply or consumption;

•	Fluctuations in future volumes of LNG imports or exports from the U.S. and other countries worldwide or demand for, purchases of, and prices related to natural gas or LNG;

•	Timing and receipt of regulatory approvals necessary for planned construction or growth projects and compliance with conditions associated with such regulatory approvals;

•

The inability to complete planned construction, conversion or growth projects at all, or with the outcomes or within the terms and time frames initially anticipated, including as a result of increased public involvement, intervention or litigation in such projects;

•

Changes to federal, state and local environmental laws and regulations, including those related to climate change, the tightening of emission or discharge limits for greenhouse gases and other substances, more extensive permitting requirements and the regulation of additional substances;

•	Cost of environmental compliance, including those costs related to climate change;

•	Changes in implementation and enforcement practices of regulators relating to environmental standards and litigation exposure for remedial activities;

•	Difficulty in anticipating mitigation requirements associated with environmental and other regulatory approvals or related appeals;

•	Unplanned outages at facilities in which we have an ownership interest;

•

The impact of operational hazards, including adverse developments with respect to pipeline and plant safety or integrity, equipment loss, malfunction or failure, operator error, and other catastrophic events;

•

Risks associated with the operation of nuclear facilities, including costs associated with the disposal of spent nuclear fuel, decommissioning, plant maintenance and changes in existing regulations governing such facilities;

•	Changes in operating, maintenance and construction costs;

•	Domestic terrorism and other threats to our physical and intangible assets, as well as threats to cybersecurity;

•

Additional competition in industries in which we operate, including in electric markets in which our merchant generation facilities operate and potential competition from the development and deployment of alternative energy sources, such as self-generation and distributed generation technologies, and availability of market alternatives to large commercial and industrial customers;

•	Competition in the development, construction and ownership of certain electric transmission facilities in our service territories in connection with FERC Order 1000;

•	Changes in technology, particularly with respect to new, developing or alternative sources of generation and smart grid technologies;

•

Changes in demand for our services, including industrial, commercial and residential growth or decline in our service areas, changes in supplies of natural gas delivered to our pipeline systems, failure to maintain or replace customer contracts on favorable terms, changes in customer growth or usage patterns, including as a result of energy conservation programs, the availability of energy efficient devices and the use of distributed generation methods;

•	Receipt of approvals for, and timing of, closing dates for acquisitions and divestitures;

•	Impacts of acquisitions, divestitures, transfers of assets to joint ventures and retirements of assets based on asset portfolio reviews;

•

The expected timing and likelihood of completion of the proposed transaction with Berkshire Hathaway Energy Company (BHE), including the ability to obtain the requisite regulatory approvals and the terms and conditions of such regulatory approvals;

•	Adverse outcomes in litigation matters or regulatory proceedings, including matters acquired in the acquisition of SCANA Corporation (SCANA);

•	Counterparty credit and performance risk;

•	Fluctuations in the value of investments held in nuclear decommissioning trusts and in benefit plan trusts by us;

•	Fluctuations in energy-related commodity prices and the effect these could have on our earnings and liquidity position and the underlying value of our assets;

•	Fluctuations in interest rates or foreign currency exchange rates;

•	Changes in rating agency requirements or credit ratings and their effect on availability and cost of capital;

•	Global capital market conditions, including the availability of credit and the ability to obtain financing on reasonable terms;

•	Political and economic conditions, including inflation and deflation;

•	Employee workforce factors including collective bargaining agreements and labor negotiations with union employees; and

•	Changes in financial or regulatory accounting principles or policies imposed by governing bodies.

Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made.

PROSPECTUS SUPPLEMENT SUMMARY

In this prospectus supplement, unless otherwise indicated or the context otherwise requires, the words “Dominion Energy,” “Company,” “we,” “our” and “us” refer to Dominion Energy, Inc., a Virginia corporation, and its subsidiaries and predecessors.

The following summary contains basic information about this offering. It may not contain all the information that is important to you. The DESCRIPTION OF THE SENIOR NOTES section of this prospectus supplement and the DESCRIPTION OF DEBT SECURITIES and ADDITIONAL TERMS OF THE SENIOR DEBT SECURITIES sections of the accompanying base prospectus contain more detailed information regarding the terms and conditions of the Senior Notes. The following summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus supplement and in the accompanying base prospectus.

DOMINION ENERGY

Dominion Energy, headquartered in Richmond, Virginia and incorporated in Virginia in 1983, is one of the nation’s largest producers and transporters of energy, with a portfolio of approximately 30,700 megawatts of electric generating capacity, 10,400 miles of electric transmission lines, 85,000 miles of electric distribution lines, 14,600 miles of natural gas transmission, gathering and storage pipelines and 103,400 miles of gas distribution pipeline, exclusive of service lines. We operate one of the nation’s largest natural gas storage systems with approximately 1 trillion cubic feet of capacity and serve more than 7 million utility and retail energy customers.

We are focused on expanding our investment in regulated and long-term contracted electric generation, transmission and distribution and regulated natural gas distribution infrastructure. Our nonregulated operations include merchant generation and natural gas retail energy marketing operations. Our operations are conducted through various subsidiaries, including (i) Virginia Power, a regulated public utility that generates, transmits and distributes electricity for sale in Virginia and northeastern North Carolina, (ii) Dominion Energy Gas, a holding company for certain of our regulated natural gas businesses, which conducts business activities through a regulated interstate natural gas transmission pipeline and underground storage system in the Northeast, mid-Atlantic and Midwest states and a liquefied natural gas import and export operation in Maryland, (iii) Dominion Energy Questar Corporation (Dominion Energy Questar), a holding company for our primarily regulated natural gas businesses located in the Rocky Mountain region and elsewhere, including retail natural gas distribution in Ohio, Utah, Wyoming and Idaho and related natural gas development and production, and (iv) SCANA, a holding company for regulated businesses primarily engaged in the generation, transmission and distribution of electricity in the central, southern and southwestern portions of South Carolina and in the distribution of natural gas in North Carolina and South Carolina.

Our address and telephone number are: 120 Tredegar Street, Richmond, Virginia 23219, Telephone (804) 819-2000.

Proposed Transaction with BHE

On July 3, 2020, we entered into an agreement to sell substantially all of our gas transmission and storage assets to BHE in a transaction valued at approximately $9.7 billion, including the assumption by BHE of approximately $5.7 billion of existing indebtedness. We expect the transaction to close in the fourth quarter of 2020, subject to the receipt of certain regulatory approvals and the satisfaction of certain closing conditions. For more information, please refer to the reports we file with the SEC that are incorporated into this prospectus supplement by reference. See WHERE YOU CAN FIND MORE INFORMATION on page S-4.

THE OFFERING

The Senior Notes

We are offering $1,000,000,000 aggregate principal amount of the Senior Notes. The Senior Notes will mature on September 15, 2023.

The Senior Notes will be represented by one or more global certificates that will be deposited with or held on behalf of and registered in the name of The Depository Trust Company, New York, New York (DTC) or its nominee. This means that you will not receive a certificate for your Senior Notes but, instead, will hold your interest through DTC, Euroclear Bank, S.A./N.V. (Euroclear) or Clearstream Banking, société anonyme (Clearstream), if you are a participant in any of these clearing systems, or indirectly through organizations which are participants in these systems. See BOOK-ENTRY PROCEDURES AND SETTLEMENT beginning on page S-23.

Interest

The Senior Notes will bear interest at the Three-Month LIBOR Rate (as defined in this prospectus supplement) plus 53 basis points (0.53%) reset quarterly, subject to the provisions set forth in DESCRIPTION OF THE SENIOR NOTES—Interest beginning on page S-15.

Interest Payment Dates

Interest on the Senior Notes will be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year (each, an Interest Payment Date), beginning December 15, 2020.

Record Dates

So long as the Senior Notes remain in book-entry only form, the record date for each Interest Payment Date will be the close of business on the business day before the applicable Interest Payment Date.

If the Senior Notes are not in book-entry only form, the record date for each Interest Payment Date will be the close of business on the fifteenth calendar day prior to the applicable Interest Payment Date (whether or not a business day).

Ranking

The Senior Notes will rank equally with all of our other senior unsecured indebtedness, will be senior in right of payment to all our subordinated indebtedness and will be effectively subordinated to our secured debt, if any. The Senior Indenture contains no restrictions on the amount of additional indebtedness that we may incur. Additionally, because we are a holding company that conducts all of our operations through our subsidiaries, holders of Senior Notes generally will have a junior position to claims of creditors of our subsidiaries. See DESCRIPTION OF THE SENIOR NOTES—Ranking beginning on page S-21.

Optional Redemption

We may redeem the Senior Notes in whole or in part at any time and from time to time beginning on September 20, 2021 (the first business day after the date that is 12 months following the date of issuance of the Senior Notes pursuant to this offering, assuming an issuance date of September 17, 2020) at a price equal to 100% of the principal amount of Senior Notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date.

The Senior Notes are not redeemable at the option of the holder.

No Listing of the Senior Notes

No application is being made or is intended to be made for the listing or trading of the Senior Notes on any securities exchange or trading facility or to include them in any automated quotation system.

Use of Proceeds

We intend to use the net proceeds from this offering for general corporate purposes and to repay short-term debt, including commercial paper. See USE OF PROCEEDS on page S-13.

Risk Factors

An investment in the Senior Notes involves certain risks. You should carefully consider the discussion of risks in RISK FACTORS beginning on page S-10 and the other information included or incorporated by reference in this prospectus supplement and the accompanying base prospectus, including FORWARD-LOOKING INFORMATION beginning on page S-4, before making an investment decision.

Conflicts of Interest

As described in USE OF PROCEEDS on page S-13, some of the net proceeds of this offering may be used for the repayment of short-term debt, including commercial paper. If more than 5% of the net proceeds of this offering, not including underwriting compensation, will be received by affiliates of certain underwriters in this offering, this offering will be conducted in compliance with FINRA Rule 5121, as administered by the Financial Industry Regulatory Authority. Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering. See UNDERWRITING—Conflicts of Interest on page S-36.

RISK FACTORS

An investment in the Senior Notes involves certain risks. Some of these risks relate to our business and some relate to the Senior Notes. In consultation with your own financial and legal advisors, you should carefully consider, among other matters, the discussion of risks set forth below before deciding whether an investment in the Senior Notes is suitable for you.

Risks Relating to Our Business

Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our control. We have identified a number of these factors under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, both of which are incorporated by reference in this prospectus supplement. See WHERE YOU CAN FIND MORE INFORMATION on page S-4.

Risks Relating to the Senior Notes

Uncertainty relating to the calculation of the U.S. dollar London Interbank Offered Rate (LIBOR) and its anticipated discontinuance may adversely affect the value of the Senior Notes.

On July 27, 2017, the United Kingdom’s Financial Conduct Authority (the FCA), which regulates LIBOR, announced that it intends to stop persuading or compelling banks to submit LIBOR rates after 2021. Such announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. Additionally, the FCA has stated, as recently as July 1, 2020, that: “The interest rate benchmark LIBOR is expected to cease after end-2021.” These developments and certain other announcements and statements by the FCA, the Federal Reserve Board and other regulatory bodies have generated substantial uncertainty as to the calculation of LIBOR, its anticipated discontinuance and potential alternative reference rates. Such uncertainty may materially adversely affect the trading market for securities linked to LIBOR, including the Senior Notes.

Interest on the Senior Notes will be calculated using a Benchmark Replacement selected by us (or our Designee) if a Benchmark Transition Event and Benchmark Replacement Date occur.

Based on the foregoing, it appears highly likely that a Benchmark Transition Event and related Benchmark Replacement Date will occur with respect to the Three-Month LIBOR Rate after 2021. As described in detail in DESCRIPTION OF THE SENIOR NOTES—Interest—Effect of Benchmark Transition Event (the “benchmark transition provisions”), if during the term of the Senior Notes we (or our Designee) determine that a Benchmark Transition Event (as defined in the benchmark transition provisions) and its related Benchmark Replacement Date (as defined in the benchmark transition provisions) have occurred with respect to the Three-Month LIBOR Rate (or the then-current Benchmark, as applicable), we (or our Designee) in our sole discretion will select a Benchmark Replacement (as defined in the benchmark transition provisions) as the base rate in accordance with the benchmark transition provisions. After determination of the Benchmark Replacement, interest on the Senior Notes no longer will be determined by reference to the Three-Month LIBOR Rate, but instead will be determined by reference to the applicable Benchmark Replacement. In addition, the benchmark transition provisions expressly authorize us (or our Designee), in our or its sole discretion, to make Benchmark Replacement Conforming Changes (as defined in the benchmark transition provisions) with respect to, among other things, the determination of interest periods, the timing and frequency of determining rates and making payments of interest and the rounding of amounts or tenor.

Our interest or our Designee’s interest in making the determinations described above may be adverse to your interests as a holder of Senior Notes. The application of a Benchmark Replacement and Benchmark Replacement Adjustment (as defined in the benchmark transition provisions), and the implementation of any Benchmark Replacement Conforming Changes, could result in adverse consequences to the applicable interest rate on the Senior Notes, which could adversely affect the return on, value of and market for, the Senior Notes.

The Benchmark Replacement for the Three-Month LIBOR Rate may not be a suitable replacement for the Three-Month LIBOR Rate.

The terms of the Senior Notes provide for a “waterfall” of alternative rates to be used to determine the interest rate if a Benchmark Transition Event and related Benchmark Replacement Date occur. The first alternative rate in the waterfall is Term SOFR (as defined in the benchmark transition provisions). However, Term SOFR does not exist as of the date of this prospectus supplement, and there is no assurance that the development of Term SOFR will be completed or, if completed, will be recommended or selected by the Relevant Governmental Body (as defined in the benchmark transition provisions) prior to a Benchmark Transition Event and related Benchmark Replacement Date with respect to the Senior Notes. Even if Term SOFR is developed, it is unclear whether it will be a suitable replacement or successor for the Three-Month LIBOR Rate. Assuming Term SOFR does not exist at the time of a Benchmark Transition Event and related Benchmark Replacement Date, the second alternative rate in the waterfall is Compounded SOFR. Compounded SOFR is the compounded average of the Secured Overnight Financing Rate (SOFR) that we expect will be calculated in arrears, while the Three-Month LIBOR Rate is a forward-looking rate. However, there currently is no uniform market convention with respect to the calculation of Compounded SOFR. Uncertainty with respect to market conventions related to the calculation of Term SOFR and Compounded SOFR and whether either alternative reference rate is a suitable replacement or successor for the Three-Month LIBOR Rate may adversely affect the return on, value of and market for the Senior Notes.

The additional alternative rates and adjustments applicable with respect to the Three-Month LIBOR Rate referenced in the definition of “Benchmark Replacement” set forth under the benchmark transition provisions may be selected or formulated by (i) the Relevant Governmental Body (as defined in the benchmark transition provisions) (such as the Alternative Reference Rates Committee of the Federal Reserve Bank of New York) or (ii) the International Swaps and Derivatives Association, Inc. If each alternative rate applicable with respect to the Three-Month LIBOR Rate referenced in the definition of “Benchmark Replacement” is unavailable or indeterminable, we or our Designee will determine the Benchmark Replacement that will apply to the Senior Notes in accordance with the benchmark transition provisions.

Further, there is no assurance that the characteristics of any Benchmark Replacement will be similar to the Three-Month LIBOR Rate, or that any Benchmark Replacement will produce the economic equivalent of the Three-Month LIBOR Rate as a reference rate for interest on the Senior Notes. Although the benchmark transition provisions provide for a Benchmark Replacement Adjustment to be added to the Unadjusted Benchmark Replacement (as defined in the benchmark transition provisions) in order to attempt to make the Unadjusted Benchmark Replacement more comparable to the Three-Month LIBOR Rate, such adjustment will not necessarily make the Unadjusted Benchmark Replacement equivalent to the Three-Month LIBOR Rate.

The interest rate on the Senior Notes may be determined by reference to a Benchmark Replacement even if the Three-Month LIBOR Rate continues to be published.

If a Benchmark Transition Event and related Benchmark Replacement Date occur with respect to the Three-Month LIBOR Rate, the interest rate on the Senior Notes will thereafter be determined by reference to the applicable Benchmark Replacement. A Benchmark Transition Event includes, among other things, a public statement or publication of information by the regulatory supervisor for the administrator of the Three-Month LIBOR Rate announcing that the Three-Month LIBOR Rate is no longer representative. The interest rate on the Senior Notes may, therefore, cease to be determined by reference to the Three-Month LIBOR Rate and instead be determined by reference to a Benchmark Replacement, even if the Three-Month LIBOR Rate continues to be published. Such replacement rate may be lower than the Three-Month LIBOR Rate for so long as the Three-Month LIBOR Rate continues to be published, and the return on, value of and market for the Senior Notes may be adversely affected.

SOFR is a relatively new market index and as the related market continues to develop, there may be an adverse effect on the return on or value of the Senior Notes.

The Federal Reserve Bank of New York began to publish SOFR in April 2018. Although the Federal Reserve Bank of New York has also begun publishing historical indicative SOFR going back to 2014, such prepublication historical data inherently involves assumptions, estimates and approximations. You should not rely on any historical changes or trends in SOFR as an indicator of the future performance of SOFR. Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in comparable benchmark or market rates. As a result, the return on and value of SOFR-linked debt securities may fluctuate more than floating rate debt securities that are linked to less volatile rates.

Also, because SOFR is a relatively new market index, SOFR-linked debt securities likely will have no established trading market when issued, and an established trading market may never develop or may not be very liquid. Market terms for debt securities indexed to SOFR, such as the spread over the index reflected in interest rate provisions, may evolve over time, and trading prices of the Senior Notes may be lower than those of later-issued SOFR-linked debt securities as a result. Similarly, if SOFR does not prove to be widely used in securities like the Senior Notes, the trading price of those securities may be lower than those of debt securities linked to rates that are more widely used. Debt securities indexed to SOFR may not be able to be sold or may not be able to be sold at prices that will provide a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

The Federal Reserve Bank of New York notes on its publication page for SOFR that use of SOFR is subject to important limitations, indemnification obligations and disclaimers, including that the Federal Reserve Bank of New York may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. There can be no guarantee that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to you as a holder of Senior Notes. If the manner in which SOFR is calculated is changed or if SOFR is discontinued, that change or discontinuance may adversely affect the return on, value of and market for, the Senior Notes.

A modification of the Senior Notes could occur for tax purposes in the event that a Benchmark Replacement is not a “qualified rate” under applicable proposed Treasury Regulations.

Proposed Treasury Regulations provide guidance on the tax consequences on the use of a reference rate other than LIBOR (or another interbank offered rate) in debt instruments. The proposed Treasury Regulations explain a significant modification of a debt instrument would not result in the event that a “qualified rate” is used (rather than LIBOR). A “qualified rate” is a rate that includes, among other things, a rate selected, endorsed or recommended by a central bank (or similar authority) as a replacement for LIBOR (or another interbank offered rate) in that jurisdiction. If the proposed Treasury Regulations are finalized in their current form, we expect that the Senior Notes would include a “qualified rate” in lieu of LIBOR such that a significant modification of the Senior Notes would not result from the new rate, but cannot guarantee that a “qualified rate” could be used for the Senior Notes or that a significant modification would not occur.

USE OF PROCEEDS

We intend to use the net proceeds from this offering for general corporate purposes and to repay short-term debt, which as of August 31, 2020 included $956 million in outstanding commercial paper with a weighted average yield of 0.9831% per year and a weighted average days to maturity of approximately 60 days. See CAPITALIZATION on page S-14.

CAPITALIZATION

The table below shows our unaudited capitalization on a consolidated basis as of June 30, 2020. The “As Adjusted” column reflects our capitalization after giving effect to this offering of Senior Notes and the intended use of the net proceeds from this offering. You should read this table along with our audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2019, as well as the unaudited information presented in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020. See WHERE YOU CAN FIND MORE INFORMATION on page S-4 and USE OF PROCEEDS on page S-13.

	(unaudited) June 30, 2020
	(in millions)
	Actual	As Adjusted
Short-term debt(1)	$3,410	$2,413
Long-term debt:
Senior Notes and other long-term debt	33,844	34,841
Junior Subordinated Notes	2,858	2,858
Other	444	444

Total long-term debt(2)(3)	37,146	38,143
Total equity	30,884	30,884

Total capitalization	$71,440	$71,440

(1)

Includes supplemental 364-day credit facility borrowings and securities due within one year, which includes the effect of unamortized debt issuance costs ($(2.1) million) and unamortized discount ($(0.2) million).

(2)	Includes a $3.7 million gain on fair value hedges.
(3)

Includes the effect of unamortized debt issuance costs ($(245.8) million), unamortized discount ($(96.6) million) net of unamortized premium ($31.7 million) and foreign currency remeasurement adjustments ($0.9 million).

DESCRIPTION OF THE SENIOR NOTES

Set forth below is a description of the specific terms of the Senior Notes. This description supplements, and should be read together with, the description of the general terms and provisions of the Senior Debt Securities set forth in the accompanying base prospectus under the captions DESCRIPTION OF DEBT SECURITIES and ADDITIONAL TERMS OF THE SENIOR DEBT SECURITIES and, to the extent it is inconsistent with the accompanying base prospectus, replaces the description in the accompanying base prospectus. The Senior Notes will be issued under our Senior Indenture dated as of June 1, 2015, as supplemented and amended from time to time by supplemental indentures, including by the Twenty-First Supplemental Indenture, dated as of September 1, 2020 (the Twenty-First Supplemental Indenture). The following description is not complete in every detail and is subject to, and is qualified in its entirety by reference to, the description of the Senior Debt Securities in the accompanying base prospectus, the Senior Indenture and the Twenty-First Supplemental Indenture. Capitalized terms used in this DESCRIPTION OF THE SENIOR NOTES that are not defined in this prospectus supplement have the meanings given to them in the accompanying base prospectus, the Senior Indenture or Twenty-First Supplemental Indenture. In this DESCRIPTION OF THE SENIOR NOTES section, references to “Dominion Energy,” “we,” “us” and “our” mean Dominion Energy, Inc., excluding any of its subsidiaries unless otherwise expressly stated or the context otherwise requires.

It is highly likely that a Benchmark Transition Event and related Benchmark Replacement Date will occur with respect to the Three-Month LIBOR Rate. In that event, interest on the Senior Notes will be determined not be reference to the Three-Month LIBOR Rate but instead by reference to a Benchmark Replacement. In connection with the implementation of the applicable Benchmark Replacement, we or our Designee, after consulting with us, will have the right from time to time to make Benchmark Replacement Conforming Changes as set forth below under “—Interest—Effect of Benchmark Transition Event,” which will supersede and replace certain terms and provisions of the Senior Notes notwithstanding anything to the contrary in the Senior Indenture, the Twenty-First Supplemental Indenture or the Senior Notes or discussed elsewhere in this description of the Senior Notes or under the captions DESCRIPTION OF DEBT SECURITIES and ADDITIONAL TERMS OF THE SENIOR DEBT SECURITIES in the accompanying base prospectus.

General

The Senior Notes will be an unsecured senior obligation of Dominion Energy. The Senior Notes will be initially limited in aggregate principal amount to $1,000,000,000. We may, without the consent of the existing holders of the Senior Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Senior Notes. Any additional notes having such similar terms, together with any of the Senior Notes will constitute a single series of notes under the Senior Indenture.

The entire principal amount of the Senior Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on September 15, 2023. The Senior Notes are not subject to any sinking fund provision. The Senior Notes are available for purchase in denominations of $2,000 and any greater integral multiple of $1,000.

Interest

Each Senior Note will bear interest at the Three-Month LIBOR Rate (as defined below) plus 53 basis points (0.53%) (0.53%, the Margin) reset quarterly, subject to the provisions set forth below.

The per annum interest rate for the period from the issue date to the first LIBOR Rate Reset Date (as defined below) will be equal to the Three-Month LIBOR Rate on September 15, 2020 plus 53 basis points (0.53%) (the Initial Interest Rate).

Following the initial interest period the per annum interest rate on the Senior Notes for each subsequent interest period will, subject to the provisions set forth below, be equal to the Three Month LIBOR Rate on the related LIBOR Rate Reset Date, plus 53 basis points (0.53%). Such interest rate will be reset on the 15th day of the months of March, June, September and December of each year beginning in December 2020 (each, a LIBOR Rate Reset Date).

If any LIBOR Rate Reset Date falls on a day that is not a business day, the LIBOR Rate Reset Date will be postponed to the next day that is a business day, except that if that business day is in the next succeeding calendar month, the LIBOR Rate Reset Date will be the next preceding business day. As used herein, “business day” means a day other than a Saturday or Sunday, a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed or a day on which the Corporate Trust Office is closed for business. The interest rate in effect on any LIBOR Rate Reset Date will be the applicable rate as reset on that date. The interest rate applicable to any other day will either be the Initial Interest Rate or the interest rate as reset on the immediately preceding LIBOR Rate Reset Date.

Interest is payable on the Senior Notes quarterly in arrears on March 15, June 15, September 15 and December 15 of each year (each, an Interest Payment Date). The initial Interest Payment Date will be December 15, 2020. The amount of interest payable will be computed on the basis of the actual number of days in the relevant quarterly period (including the first day of the quarterly period and excluding the last day of the quarterly period) divided by 360. If any Interest Payment Date, other than the maturity date of the Senior Notes, falls on a day that is not a business day, the Interest Payment Date will be postponed to the next day that is a business day, except that if that business day is in the next succeeding calendar month, the Interest Payment Date will be the immediately preceding business day. If the maturity date of the Senior Notes falls on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after the maturity date.

Accrued interest on any Senior Note will be calculated by multiplying the principal amount of the Senior Note by an accrued interest factor. The accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which interest is being paid. The interest factor for each day is computed by dividing the interest rate applicable to that day by 360.

So long as the Senior Notes remain in book-entry only form, the record date for each Interest Payment Date will be the close of business on the business day before the applicable Interest Payment Date. If the Senior Notes are not in book-entry only form, the record date for each Interest Payment Date will be the close of business on the fifteenth calendar day before the applicable Interest Payment Date (whether or not a business day); however, interest payable at maturity will be paid to the person to whom principal is payable.

The “Three-Month LIBOR Rate” means the rate determined in accordance with the following provisions:

(1)

On the LIBOR Interest Determination Date, the Calculation Agent or its affiliate will determine the Three-Month LIBOR Rate which shall be the rate for deposits in U.S. Dollars having a three-month maturity which appears on Reuters Page LIBOR01 as of 11:00 a.m., London time, on the LIBOR Interest Determination Date.

(2)

If no rate appears on Reuters Page LIBOR01 on the LIBOR Interest Determination Date, the Calculation Agent will request the principal London offices of each of four major reference banks (which may include affiliates of the underwriters) in the London Inter-Bank Market selected by the Calculation Agent (after consultation with us) to provide the Calculation Agent with their offered quotations for deposits in U.S. Dollars for the period of three months, commencing on the applicable LIBOR Rate Reset Date, to prime banks in the London Inter-Bank Market at approximately 11:00 a.m., London time, on that LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time.

If at least two quotations are provided, then the Three Month LIBOR Rate will be the average (rounded, if necessary, to the nearest one hundredth (0.01) of a percent) of those quotations. If fewer than two quotations are provided, then the Three-Month LIBOR Rate will be the average (rounded, if necessary, to the nearest one hundredth (0.01) of a percent) of the rates quoted at approximately 11:00 a.m., New York City time, on the LIBOR Interest Determination Date by three major banks (which may include affiliates of the underwriters) in New York City selected by the Calculation Agent (after consultation with us) for loans in U.S. Dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If the banks selected by the Calculation Agent are not providing quotations in the manner described by this paragraph, the rate for the period following the LIBOR Interest Determination Date will be the rate in effect on that LIBOR Interest Determination Date.

“Reuters Page LIBOR01” means the display so designated on the Reuters 3000 Xtra (or such other page as may replace that page on that service, or such other service as may be nominated by us as the information vendor, for the purpose of displaying rates or prices comparable to the London Inter-Bank Offered Rate for U.S. dollar deposits).

“LIBOR Interest Determination Date” means the second LIBOR Business Day preceding each LIBOR Rate Reset Date.

“LIBOR Business Day” means any business day on which dealings in deposits in U.S. Dollars are transacted in the London Inter-Bank market.

“Calculation Agent” means Deutsche Bank Trust Company Americas, or its successor appointed by us, acting as calculation agent.

By its acquisition of the Senior Notes, each noteholder (which, for these purposes, includes each beneficial owner) (i) will acknowledge, accept, consent and agree to be bound by the determination of the Three-Month LIBOR Rate or any component thereof by us or the Calculation Agent, including as may occur without any prior notice from us and without the need for us to obtain any further consent from such noteholder, (ii) will waive any and all claims, in law and/or in equity, against the trustee, the paying agent and the Calculation Agent for, agree not to initiate a suit against the trustee, the paying agent and the Calculation Agent in respect of, and agree that none of the trustee, the paying agent or the Calculation Agent will be liable for, the determination of or the failure to determine any Three-Month LIBOR Rate and any losses suffered in connection therewith.

Notwithstanding the above, if we (or our Designee) determine on or prior to the relevant LIBOR Interest Determination Date that a Benchmark Transition Event and its related Benchmark Replacement Date (each, as defined below) have occurred with respect to LIBOR (or the then-current Benchmark, as applicable), then the provisions set forth below under “—Effect of Benchmark Transition Event,” which are referred to as the benchmark transition provisions, will thereafter apply to all determinations of the rate of interest payable on the Senior Notes. In accordance with the benchmark transition provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the amount of interest that will be payable for each interest period will be an annual rate equal to the sum of the Benchmark Replacement (as defined herein) and the Margin specified in this prospectus supplement. However, if we (or our Designee) determine that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark, but for any reason the Benchmark Replacement has not been determined as of the relevant LIBOR Interest Determination Date, the interest rate for the applicable interest period will be equal to the interest rate for the immediately preceding interest period, as determined by us (or our Designee). Any percentage resulting from any calculation of any interest rate for the Senior Notes less than 0.00% will be deemed to be 0.00% (or 0.0000).

In no event shall the Calculation Agent be responsible for determining any substitute for LIBOR, or for making any adjustments to any alternative benchmark or spread thereon, the business day convention, interest determination dates or any other relevant methodology for calculating any such substitute or successor benchmark. In connection with the foregoing, the Calculation Agent will be entitled to conclusively rely on any determinations made by us or our Designee and will have no liability for such actions taken at our direction.

Effect of Benchmark Transition Event

Benchmark Replacement. If we (or our Designee) determine that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Senior Notes in respect of such determination on such date and all determinations on all subsequent dates.

Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, we (or our Designee) will have the right to make Benchmark Replacement Conforming Changes from time to time.

Decisions and Determinations. Any determination, decision or election that may be made by us (or our Designee) pursuant to this subsection “—Effect of Benchmark Transition Event,” including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, will be made in our (or our Designee’s) sole discretion, and, notwithstanding anything to the contrary in the Senior Indenture, the Twenty-First Supplemental Indenture or the Senior Notes, shall become effective without consent from the holders of the Senior Notes or any other party. Neither the trustee nor the Calculation Agent will have any liability for any determination made by or on behalf of us or our Designee in connection with a Benchmark Transition Event or a Benchmark Replacement.

Certain Defined Terms. As used in this subsection “—Effect of Benchmark Transition Event,” the following terms have the following meanings:

“Benchmark” means, initially, the Three-Month LIBOR Rate; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Three-Month LIBOR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Interpolated Benchmark (if there is such a Benchmark Replacement Adjustment); provided that if we (or our Designee) cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date, then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by us (or our Designee) as of the Benchmark Replacement Date:

(1)	the sum of: (a) Term SOFR and (b) the Benchmark Replacement Adjustment;

(2)	the sum of: (a) Compounded SOFR and (b) the Benchmark Replacement Adjustment;

(3)

the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(4)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; and

(5)

the sum of: (a) the alternate rate of interest that has been selected by us (or our Designee) as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by us (or our Designee) as of the Benchmark Replacement Date:

(1)

the spread adjustment (which may be positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body or determined by us or our Designee in accordance with the method for calculating or determining such spread adjustment that has been selected or recommended by the Relevant Governmental Body, in each case for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and

(3)

the spread adjustment (which may be a positive or negative value or zero) that has been selected by us (or our Designee) giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated floating rate notes at such time.

The Benchmark Replacement Adjustment shall not include the Margin specified in this prospectus supplement and such Margin shall be applied to the Benchmark Replacement to determine the interest payable on the Senior Notes.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “interest period”, timing and frequency of determining rates and making payments of interest, rounding of amounts or tenor, and other administrative matters) , or any other changes to any other terms or provisions of the Senior Notes, in each case that we (or our Designee) decide may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if we (or our Designee) decide that adoption of any portion of such market practice is not administratively feasible or if we (or our Designee) determine that no market practice for use of the Benchmark Replacement exists, in such other manner as we (or our Designee) determine is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)

a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by us (or our Designee) in accordance with:

(1)	the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining Compounded SOFR; provided that:

(2)

if, and to the extent that, we (or our Designee) determine that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by us (or our Designee) giving due consideration to any industry-accepted market practice for U.S. dollar denominated floating rate notes at such time.

For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the Benchmark Replacement Adjustment and the Margin specified in this prospectus supplement.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source. The information available on the foregoing website is not a part of this prospectus supplement and is not incorporated by reference into this prospectus supplement.

“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor. “Benchmark” as used in clause (1) and (2) of the foregoing definition means the then-current Benchmark for the applicable periods specified in such clauses without giving effect to the applicable index maturity (if any).

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is the Three-Month LIBOR Rate, 11:00 a.m., London time, on the LIBOR Interest Determination Date, and (2) if the Benchmark is not the Three-Month LIBOR Rate, the time determined by us (or our Designee) in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.

“Term SOFR” means the forward-looking term rate for the applicable Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

Ranking

The Senior Notes are our direct, unsecured and unsubordinated obligations, will rank equally with all of our other senior unsecured debt, will be senior in right of payment to all of our subordinated indebtedness, and will be effectively subordinated to our secured debt, if any.

Because we are a holding company and conduct all of our operations through our subsidiaries, which include Virginia Power, Dominion Energy Gas, Dominion Energy Questar, SCANA and other subsidiaries, our ability to meet our obligations under the Senior Notes is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to us. Certain of our regulated subsidiaries may, from time to time, be subject to certain restrictions imposed by regulators on their ability to pay dividends or to advance or repay funds to us. For a discussion of any current or potential restrictions, please refer to the quarterly and annual reports that we file with the SEC. Holders of Senior Notes generally will have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders. As of June 30, 2020, our subsidiaries had approximately $25.7 billion principal amount of outstanding long-term debt (including securities due within one year).

The Senior Indenture contains no restrictions on the amount of additional indebtedness that we or our subsidiaries may incur or the amount of preferred stock that our subsidiaries may issue. We and our subsidiaries expect to incur additional indebtedness from time to time.

Optional Redemption

We may redeem the Senior Notes in whole or in part, at our option, at any time and from time to time beginning on September 20, 2021 (the first business day after the date that is 12 months following the date of issuance of the Senior Notes pursuant to this offering, assuming an issuance date of September 17, 2020) at a price equal to 100% of the principal amount of Senior Notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date. The Senior Notes may not be redeemed at any time at the option of the holder.

We will mail a notice of redemption at least 20 days but not more than 60 days before the redemption date to each holder of Senior Notes to be redeemed. If we elect to partially redeem the Senior Notes of a particular series, the trustee will select the Senior Notes to be redeemed in accordance with the procedures of DTC.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Senior Notes or portions thereof called for redemption.

The Trustee

The trustee under the Senior Indenture is Deutsche Bank Trust Company Americas. The trustee will administer its corporate trust business at 60 Wall Street, 24th Floor, New York, NY 10005. We and certain of our affiliates maintain banking relationships with Deutsche Bank Trust Company Americas or its affiliates. Deutsche Bank Trust Company Americas also serves as trustee or series trustee under other indentures under which we and certain of our affiliates have issued securities. Deutsche Bank Trust Company Americas and its affiliates, including Deutsche Bank Securities Inc., which is an underwriter for this offering, have purchased, and are likely to purchase in the future, our securities and securities of our affiliates.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

Upon issuance, the Senior Notes will be represented by one or more fully registered global certificates. Each global certificate will be deposited with the trustee on behalf of DTC as its custodian and will be registered in the name of DTC or a nominee of DTC. DTC is thus the only registered holder of these securities.

The following is based on information furnished to us by DTC:

DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants (Direct Participants) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (DTCC). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (Indirect Participants). DTC has a Standard & Poor’s rating of AA+. The DTC Rules applicable to its Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at http://www.dtcc.com.

Purchases of the Senior Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Senior Notes on DTC’s records. The ownership interest of each actual purchaser of each Senior Note (Beneficial Owner) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Senior Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Senior Notes, except in the event that use of the book-entry system for the Senior Notes is discontinued.

To facilitate subsequent transfers, all of the Senior Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the Senior Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Senior Notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts such Senior Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC. If less than all the Senior Notes of a series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in the Senior Notes to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Senior Notes unless authorized by a Direct Participant in accordance with DTC’s MMI Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Senior Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Redemption proceeds and principal and interest payments on the Senior Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the Company or its agent, on payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, the Company or its agent, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Company or its agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as depository with respect to the Senior Notes at any time by giving reasonable notice to the Company or its agent. Under such circumstances, in the event that a successor depository is not obtained, Senior Note certificates are required to be printed and delivered. The Company may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, Senior Note certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

We have no responsibility for the performance by DTC or its Participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

Global Clearance and Settlement Procedures

The following is based on information made available by Clearstream and Euroclear or from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information. We have no responsibility for the performance by Clearstream and Euroclear or either of their Participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

Investors may elect to hold interests in the global notes through either DTC (in the United States) or through Clearstream or Euroclear, if they are participants in such systems, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations, or Clearstream Participants, and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly. Distributions with respect to the global notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear was created in 1968 to hold securities for participants of Euroclear, or Euroclear Participants, and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries.

Euroclear is operated by Euroclear Bank S.A./N.V., or the Euroclear Operator. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipt of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding securities through Euroclear Participants.

Distributions with respect to the global notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream or Euroclear Participants, on the other, will be effected in DTC in accordance with the DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering interests in the Senior Notes to or receiving interests in the Senior

Notes from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to DTC.

Because of time-zone differences, credits of interests in the Senior Notes received in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Such credits or any transactions involving interests in such Senior Notes settled during such processing will be reported to the relevant Euroclear or Clearstream Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of interests in the Senior Notes by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the Senior Notes among participants of DTC, Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the Senior Notes. This discussion is for general information only and does not address all of the potential U.S. federal income tax considerations that may be relevant to a holder with respect to the purchase, ownership and disposition of the Senior Notes. Without limiting the generality of the foregoing, the discussion does not address the effect of any special rules applicable to certain types of holders, including, without limitation, dealers in securities or currencies, insurance companies, financial institutions, thrifts, mutual funds, real estate investment trusts, regulated investment companies, tax-exempt entities, personal holding companies, controlled foreign corporations, passive foreign investment companies, U.S. persons whose functional currency is not the U.S. dollar, U.S. expatriates (or former long-term residents of the United States), persons who hold Senior Notes as part of a straddle, hedge, conversion transaction, or other risk reduction or integrated investment transaction, investors in securities that elect to use a mark-to-market method of accounting for their securities holdings, individual retirement accounts or qualified pension plans, investors in pass-through entities, including partnerships and Subchapter S corporations that invest in the Senior Notes, or persons subject to special tax accounting rules as a result of any item of gross income with respect to the Senior Notes being taken into account in an applicable financial statement. In addition, this discussion is limited to holders of the Senior Notes who purchase the Senior Notes in the initial offering at their “issue price” and hold the Senior Notes as “capital assets” within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the Code). For this purpose only, the “issue price” of the Senior Notes is the first price at which a substantial amount of the Senior Notes are sold for cash to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. For purposes of this discussion, “holder” means either a U.S. holder (as defined below) or a non-U.S. holder (as defined below) or both, as the context may require.

The discussion is based upon provisions of the Code, U.S. Treasury regulations promulgated thereunder (the Treasury Regulations), rulings, pronouncements, judicial decisions and administrative interpretations of the Internal Revenue Service (the IRS), all as in effect as of the date of this prospectus supplement and all of which are subject to change, possibly on a retroactive basis, at any time.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of Senior Notes, the tax treatment of a partner generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partners of partnerships that are beneficial owners of Senior Notes should consult their tax advisors.

This discussion does not address any aspect of non-income taxation or state, local or foreign taxation. No ruling has been or will be obtained from the IRS with respect to the matters discussed below. As a result, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to the conclusions set forth below.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSIDERATIONS RELATING TO THE PURCHASE, OWNERSHIP OR DISPOSITION OF THE SENIOR NOTES. WE URGE YOU TO CONSULT A TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSIDERATIONS RELATING TO THE PURCHASE, OWNERSHIP OR DISPOSITION OF THE SENIOR NOTES IN LIGHT OF YOUR OWN SITUATION.

Optional Redemption

In certain circumstances (see “DESCRIPTION OF THE SENIOR NOTES—Optional Redemption”), we may be obligated to pay amounts in excess of the stated interest or principal on the Senior Notes and/or pay amounts in redemption of the Senior Notes prior to their stated maturity. We intend to take the position that the likelihood that we will be required to make such payments is remote as of the issue date of the Senior Notes and therefore that these provisions do not cause the Senior Notes to be treated as “contingent payment debt instruments” within the meaning of the applicable Treasury Regulations. However, additional income will be recognized to a holder of Senior Notes if any such additional payment is made. Our position that the contingencies described above are remote is binding on a holder, unless the holder discloses in the proper manner to the IRS that it is taking a different position. If the IRS successfully challenged our position, then the Senior Notes could be treated as contingent payment debt instruments, in which case holders could be required to accrue interest income at a rate higher than the stated interest rate on the Senior Notes and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange, redemption or other taxable disposition of a Senior Note. The remainder of this discussion assumes that the Senior Notes will not be treated as contingent payment debt instruments.

U.S. Holders

The following is a discussion of the material U.S. federal income tax considerations relevant to U.S. holders of the Senior Notes. As used in this discussion, the term “U.S. holder” means a beneficial owner of a Senior Note who, for U.S. federal income tax purposes, is:

•	an individual U.S. citizen or resident alien;

•	a corporation or other entity created or organized under U.S. law (federal or state, including the District of Columbia) and treated as a corporation for U.S. federal income tax purposes;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Payments of Interest on the Senior Notes

A U.S. holder generally will be required to include interest received on a Senior Note as ordinary income at the time it accrues or is received in accordance with the holder’s regular method of accounting for U.S. federal income tax purposes as described below under “Qualified Stated Interest.” It is anticipated, and this discussion assumes, that the Senior Notes will not be treated as issued with original issue discount for U.S. federal income tax purposes.

Variable Rate Debt Instruments

The Senior Notes will bear interest at the Three-Month LIBOR Rate plus 53 basis points (0.53%) reset quarterly, subject to the provisions set forth in DESCRIPTION OF THE SENIOR NOTES—Interest. Under applicable Treasury Regulations, a debt instrument will qualify as a “variable rate debt instrument” if (a) its issue price does not exceed the total noncontingent principal payments due under the debt instrument by more than a specified de minimis amount, (b) the debt instrument provides for stated interest, paid or compounded at least annually, at current value of (i) one or more “qualifying floating rates,” (ii) a single fixed rate and one or more qualified floating rates, (iii) a “single objective rate,” or (iv) a single fixed rate and a single objective rate that is a “qualified inverse floating rate,” and (c) except as described in (a) above, does not provide for any principal payments that are contingent. A “qualified floating rate” is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the debt instrument is denominated. Under the foregoing definition, the Senior Notes are expected to be treated as variable rate debt instruments for U.S. federal income tax purposes and the discussion below is based on this assumption.

Qualified Stated Interest

The tax treatment of interest paid on the Senior Notes depends on whether such interest constitutes “qualified stated interest,” referred to herein as “QSI.” Interest is QSI if it is unconditionally payable or will be constructively received, in cash or property, at least annually at a single fixed rate or at a single “qualified floating rate” or “objective rate” (each as defined in the applicable Treasury regulations) that qualifies under the variable rate debt instrument rules. The amount of qualified stated interest on variable rate debt instruments providing for interest other than at a single qualified floating rate or single objective rate, such as the Senior Notes, is determined pursuant to special rules discussed further under “Determination of Interest Accruals on the Senior Notes” below. Interest that is QSI generally will be includible in a U.S. holder’s income as ordinary interest income at the time such interest payments are accrued or received, depending on the U.S. holder’s regular method of accounting for U.S. federal income tax purposes. Interest that is not QSI is generally includible in a U.S. holder’s income under the rules governing OID, regardless of such U.S. holder’s method of accounting.

Determination of Interest Accruals on the Senior Notes

Under applicable Treasury Regulations, in order to determine the amount of QSI in respect of the Senior Notes, an equivalent fixed rate debt instrument must be constructed. The equivalent fixed rate debt instrument is a hypothetical instrument that has terms that are identical to those of the Senior Notes, except that the equivalent fixed rate debt instrument provides for fixed rate substitutes in lieu of the actual rates on the Senior Notes. The equivalent fixed rate debt instrument is constructed in the following fashion: (i) first, the initial fixed rate is replaced with a qualified floating rate such that the fair market value of the Senior Notes as of the Senior Notes’ issue date would be approximately the same as the fair market value of an otherwise identical debt instrument that provides for the replacement qualified floating rate rather than the fixed rate, and (ii) second, each floating rate (including the floating rate determined under (i) above) is converted into a fixed rate substitute (which, in each case, generally will be the value of each floating rate as of the issue date of the Senior Notes).

Once the equivalent fixed rate debt instrument has been constructed pursuant to the foregoing rules, the amount of QSI, if any, is determined for the equivalent fixed rate debt instrument by applying the general QSI rules to the equivalent fixed rate debt instrument, and a U.S. holder of the Senior Notes will account for such QSI as if the U.S. holder held the equivalent fixed rate debt instrument.

For each accrual period, appropriate adjustments will be made to the amount of QSI assumed to have been accrued or paid with respect to the “equivalent” fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Senior Notes during the accrual period.

Based upon current market conditions and the manner in which the interest rates on the Senior Notes are determined, we expect that the equivalent fixed rate debt instrument (as determined in the manner described above) would be treated as having a single fixed interest rate throughout the term of the Senior Notes for purposes of calculating QSI. Accordingly, solely for purposes of determining QSI, as of the issue date of the Senior Notes, we expect that the Senior Notes will be presumed to remain outstanding until maturity, all interest on the Senior Notes will be treated as QSI and the Senior Notes will not be treated as having been issued with any OID.

Sale, Exchange, Redemption or Other Taxable Disposition of the Senior Notes

Generally, the sale, exchange, redemption or other taxable disposition of a Senior Note will result in taxable gain or loss to a U.S. holder equal to the difference between (1) the amount of cash plus the fair market value of any other property received by the holder in the sale, exchange, redemption or other taxable disposition (excluding amounts attributable to accrued but unpaid interest, which will be taxed as described under “—Payments of Interest on the Senior Notes,” above) and (2) the holder’s adjusted tax basis in the Senior Note. A U.S. holder’s adjusted tax basis in a Senior Note generally will equal the holder’s original purchase price for the Senior Note.

Gain or loss recognized on the sale, exchange, redemption or other taxable disposition of a Senior Note generally will be treated as capital gain or loss and will be long-term capital gain or loss if the Senior Note is held for more than one year. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. holder. There are limitations on the deductibility of capital losses.

Net Investment Income Tax

Certain U.S. holders that are individuals, estates or trusts will be subject to a 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of their interest income and net gains from the disposition of Senior Notes. Each U.S. holder that is an individual, estate or trust is urged to consult its tax advisors regarding the applicability of this tax to its income and gains in respect of its investment in the Senior Notes.

Information Reporting and Backup Withholding

Generally, interest on the Senior Notes paid to a U.S. holder is subject to information reporting with the IRS unless such holder is a corporation or other exempt recipient and, when required, demonstrates this fact. Backup withholding generally will apply to interest payments subject to information reporting unless such holder provides a taxpayer identification number and satisfies certain certification requirements. Information reporting requirements and backup withholding may also apply to proceeds of a sale, exchange, redemption or other taxable disposition of the Senior Notes (including a retirement of the Senior Notes). U.S. holders should consult their tax advisor regarding their qualification for an exemption from backup withholding and the procedures for obtaining such exemption, if applicable.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the U.S. holder’s U.S. federal income tax liability, provided that the U.S. holder timely furnishes the required information to the IRS.

Non-U.S. Holders

The following is a discussion of the material U.S. federal income tax considerations relevant to non-U.S. holders of the Senior Notes. The term “non-U.S. holder” means a beneficial owner of the Senior Notes, other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, who is not a U.S. holder.

Payments of Interest on the Senior Notes

Subject to the discussions under “—Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance,” below, payments of interest on a Senior Note to any non-U.S. holder generally will not be subject to U.S. federal income or withholding tax provided we or the person otherwise responsible for withholding U.S. federal income tax from payments on the Senior Notes receives a required certification from the non-U.S. holder and the holder is not:

•	an actual or constructive owner of 10% or more of the total combined voting power of all our voting stock;

•	a controlled foreign corporation related, actually or constructively, to us through stock ownership;

•	a bank whose receipt of interest on the Senior Notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; or

•	receiving such interest payments as income effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States.

In order to satisfy the certification requirement, the non-U.S. holder must provide a properly completed IRS Form W-8BEN or Form W-8BEN-E, as appropriate (or substitute Form W-8BEN or Form W-8BEN-E or the appropriate successor form of either) under penalties of perjury that provides the non-U.S. holder’s name and address and certifies that the non-U.S. holder is not a U.S. person. Alternatively, in the case where a security clearing organization, bank, or other financial institution holds the Senior Notes in the ordinary course of its trade or business on behalf of the non-U.S. holder, certification requires that we or the person who otherwise would be required to withhold U.S. federal income tax receive from the financial institution a certification under penalties of perjury that a properly completed Form W-8BEN or Form W-8BEN-E, as appropriate (or substitute Form W-8BEN or Form W-8BEN-E or the appropriate successor form for either) has been received by it from the non-U.S. holder, and a copy of such form is furnished to us or the person who otherwise would be required to withhold U.S. federal income tax.

A non-U.S. holder that does not qualify for exemption from withholding under the preceding paragraphs generally will be subject to withholding of U.S. federal income tax, currently at the rate of 30%, or a lower applicable treaty rate, on payments of interest on the Senior Notes that are not effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States.

If the payments of interest on a Senior Note are effectively connected with the conduct by a non-U.S. holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder in the United States), such payments will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally. If the non-U.S. holder is a corporation for U.S. federal income tax purposes, such payments also may be subject to a 30% branch profits tax. If payments are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding two sentences, such payments will not be subject to U.S. withholding tax so long as the non-U.S. holder provides us, or the person who otherwise would be required to withhold U.S. federal income tax, with the appropriate certification.

In order to claim a tax treaty benefit or exemption from withholding with respect to income that is effectively connected with the conduct of a trade or business in the United States by a non-U.S. holder, the non-U.S. holder must provide a properly executed Form W-8BEN, Form W-8BEN-E or Form W-8ECI (or a suitable substitute or successor form or such other form as the IRS may prescribe). Under Treasury Regulations, a non-U.S. holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us.

Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax or other rules different from those described above.

Sale, Exchange, Redemption or Other Taxable Disposition of the Senior Notes

Subject to the discussions under “—Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance,” below, a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange, redemption or other taxable disposition of a Senior Note unless:

•

the non-U.S. holder is an individual present in the United States for 183 days or more in the year of such sale, exchange, redemption or other taxable disposition and certain other conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty); or

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if a treaty applies, the income is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the non-U.S. holder is a foreign corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty).

To the extent the amount realized on a sale, exchange, redemption or other taxable disposition of the Senior Notes is attributable to accrued but unpaid interest on the Senior Notes, such amount generally will be subject to, or exempt from, tax to the same extent as described above under “—Non-U.S. Holders—Payments of Interest on the Senior Notes.”

Information Reporting and Backup Withholding

Generally, we must report to the IRS and to the non-U.S. holder the amount of interest paid to such holder and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder may be subject to backup withholding of tax on payments of interest and, depending on the circumstances, the proceeds of a sale, exchange, redemption or other taxable disposition unless the non-U.S. holder complies with certain certification requirements to establish that it is not a U.S. person or it is otherwise establishes an exemption from backup withholding. The certification procedures required to claim an exemption from withholding of tax on interest described above under “—Non-U.S. Holders—Payments of Interest on the Senior Notes” generally will satisfy the certification requirements necessary to avoid backup withholding as well.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability, provided that the holder timely furnishes the required information to the IRS.

Foreign Account Tax Compliance

Under Sections 1471 through 1474 of the Code and related IRS guidance concerning foreign account tax compliance rules (commonly referred to as FATCA), a 30% U.S. withholding tax is imposed on certain payments (which includes interest payments on the Senior Notes) paid to (i) a “foreign financial institution” (as specifically defined in the Code), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution agrees to verify, report and disclose its “United States account holders” (as specifically defined in the Code) and meets certain other specified requirements or (ii) a “non-financial foreign entity” (as specifically defined in the Code), whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such non-financial foreign entity provides a certification that the beneficial owner of the payment does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and certain other specified requirements are met. Although withholding under FATCA would have applied to payments of gross proceeds from the taxable disposition of the Senior Notes on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. Foreign entities located in jurisdictions that have entered into an intergovernmental agreement with the United States governing FATCA may be subject to different rules. If an interest payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Non-U.S. Holders—Payments of Interest on the Senior Notes,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Each investor is encouraged to consult with its tax advisor regarding the implications of FATCA on their investment in a Senior Note.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement, dated the date of this prospectus supplement (Underwriting Agreement), the underwriters named below have severally and not jointly agreed to purchase, and we have agreed to sell to them, the principal amounts of the Senior Notes set forth opposite their names below:

Name	Principal Amount of the Senior Notes
Citigroup Global Markets Inc.	$245,000,000
Deutsche Bank Securities Inc.	245,000,000
PNC Capital Markets LLC	245,000,000
Regions Securities LLC	245,000,000
Cabrera Capital Markets, LLC	20,000,000

Total	$1,000,000,000

Citigroup Global Markets Inc., Deutsche Bank Securities Inc., PNC Capital Markets LLC and Regions Securities LLC are acting as joint book-running managers in connection with the offering of the Senior Notes.

The Underwriting Agreement provides that the obligation of the several underwriters to purchase and pay for the Senior Notes is subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The underwriters are obligated to take and pay for all of the Senior Notes if any are taken.

The underwriters initially propose to offer the Senior Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering of the Senior Notes, the offering price and other selling terms may from time to time be varied by the underwriters. The offering of the Senior Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We estimate that the total expenses of the offering of the Senior Notes, not including the underwriting discount, will be approximately $1.5 million.

We have agreed to indemnify each of the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

No application is being made or is intended to be made for the listing or trading of the Senior Notes on any securities exchange or trading facility or to include them in any automated quotation system, but we have been advised by the underwriters that they intend to make a market in the Senior Notes. The underwriters are not obligated, however, to do so and may discontinue their market making at any time without notice. No assurance can be given as to the development, maintenance or liquidity of the trading market, if any, for the Senior Notes.

In order to facilitate the offering of the Senior Notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Senior Notes. Specifically, the underwriters may overallot in connection with the offering, creating a short position in the Senior Notes for the underwriters. In addition, to cover overallotments or to stabilize the price of the Senior Notes, the underwriters may bid for, and purchase, the Senior Notes in the open market. Finally, the underwriters may reclaim selling concessions allowed to a dealer for distributing the Senior Notes in the offering, if they repurchase previously distributed Senior Notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price for the Senior Notes above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

The underwriters and their affiliates have, from time to time, performed, and currently perform and may in the future perform various investment or commercial banking, lending, trust and financial advisory services for us and our affiliates in the ordinary course of business.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge and certain other of those underwriters or their affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Senior Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Senior Notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Prohibition of Sale to European Economic Area and United Kingdom Retail Investors

The Senior Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Senior Notes or otherwise making them available to retail investors in the EEA or the UK has been prepared and therefore offering or selling the Senior Notes or otherwise making them available to any retail investor in the EEA or the UK may be unlawful under the PRIIPS Regulation.

United Kingdom

Each underwriter has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) received by it in connection with the issue or sale of the Senior Notes in circumstances in which Section 21(1) of such act does not apply to us and it has complied and will comply with all applicable provisions of such act with respect to anything done by it in relation to the Senior Notes in, from or otherwise involving the United Kingdom.

Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the Senior Notes. The Senior Notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the Senior Notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the Senior Notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the Senior Notes may be publicly distributed or otherwise made publicly available in Switzerland.

Hong Kong

The Senior Notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Senior Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Senior Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Senior Notes may not be circulated or distributed, nor may the Senior Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Senior Notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Senior Notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Senior Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Japan

The Senior Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any Senior Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Taiwan

The Senior Notes have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the Senior Notes in Taiwan.

Canada

The Senior Notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Senior Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

United Arab Emirates

The Senior Notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, the prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and are not intended to be a public offer. The prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Emirates Securities and Commodities Authority or the Dubai Financial Services Authority.

Conflicts of Interest

As described in USE OF PROCEEDS on page S-13, some of the net proceeds of this offering may be used for the repayment of short-term debt, including commercial paper. If more than 5% of the net proceeds of this offering, not including underwriting compensation, will be received by affiliates of certain underwriters in this offering, this offering will be conducted in compliance with FINRA Rule 5121, as administered by the Financial Industry Regulatory Authority. Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering.

T+5 Settlement

We expect that delivery of the Senior Notes will be made against payment for the Senior Notes on the settlement date, which will be the fifth business day following the date of this prospectus supplement (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Senior Notes on the date of this prospectus supplement or the next succeeding two business days will be required, by virtue of the fact that the Senior Notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisers.

LEGAL MATTERS

Certain legal matters in connection with the offering of the Senior Notes will be passed upon for us by McGuireWoods LLP, and for the underwriters by Troutman Pepper Hamilton Sanders LLP, which also performs certain legal services for us and our other affiliates on other matters.

PROSPECTUS

DOMINION ENERGY, INC.

120 Tredegar Street

Richmond, Virginia 23219

(804) 819-2000

Senior Debt Securities

Junior Subordinated Debentures

Junior Subordinated Notes

Common Stock

Preferred Stock

Stock Purchase Contracts

Stock Purchase Units

From time to time, we may offer and sell our securities. The securities we may offer may be convertible into or exercisable or exchangeable for other securities of the Company. This prospectus may also be used by a selling security holder of the securities described herein.

We will file prospectus supplements and may provide other offering materials that furnish specific terms of the securities to be offered under this prospectus, as well as the name and other information with respect to a selling security holder, if any. The terms of the securities will include the initial offering price, aggregate amount of the offering, listing on any securities exchange or quotation system, investment considerations and the agents, dealers or underwriters, if any, to be used in connection with the sale of the securities. You should read this prospectus and any supplement or other offering materials carefully before you invest.

Investing in our securities involves risks. For a description of these risks, see “Risk Factors” on page 4 of this prospectus and the Risk Factors section of our most recent Annual Report on Form 10-K and in our other reports we file with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated June 26, 2020.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (SEC) utilizing a shelf registration process. Under this shelf process, we may, from time to time, sell either separately or in units any combination of the securities described in this prospectus in one or more offerings up to an unspecified dollar amount.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement or other offering materials that will contain specific information about the terms of that offering. Material federal income tax considerations applicable to the offered securities will also be discussed in the applicable prospectus supplement or other offering materials as necessary. The prospectus supplement or other offering materials may also add, update or change information contained in this prospectus. You should read both this prospectus, any prospectus supplement or other offering materials together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION. When we use the terms “we”, “our”, “us”, “Dominion Energy” or the “Company” in this prospectus, we are referring to Dominion Energy, Inc.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our file number with the SEC is 001-08489. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. Our SEC filings are also available on our website at http://www.dominionenergy.com. Our website also includes other information about us and certain of our subsidiaries. The information available on our website (other than the documents expressly incorporated by reference into this prospectus as set forth below) is not incorporated by reference into this prospectus and you should not consider such information a part of this prospectus.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update or supersede this information. We make some of our filings with the SEC on a combined basis with two of our subsidiaries, Virginia Electric and Power Company (Virginia Power) and Dominion Energy Gas Holdings, LLC (Dominion Energy Gas). Our combined filings with the SEC present separate filings by each of Virginia Power, Dominion Energy Gas and the Company. We incorporate by reference the documents listed below (other than any portions of the documents not deemed to be filed) and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, except those portions of filings that relate to Virginia Power or Dominion Energy Gas as a separate registrant, until we sell all of the securities:

•	Annual Report on Form 10-K for the year ended December 31, 2019;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2020;

•	Current Reports on Form 8-K, filed January 29, 2020, February 4, 2020, March 16, 2020, March 17, 2020, March 19, 2020, March 20, 2020, March 25, 2020, April 3, 2020 and May 8, 2020; and

•	the description of our common stock contained in Amendment No. 5 to our Current Report on Form 8-K, filed December 13, 2019.

You may request a copy of any of the documents incorporated by reference at no cost, by writing or telephoning us at: Corporate Secretary, Dominion Energy, Inc., 120 Tredegar Street, Richmond, Virginia 23219, (804) 819-2000.

You should rely only on the information incorporated by reference or provided in this prospectus or to which this prospectus refers you. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus may only be used where it is legal to sell these securities. The information which appears in this prospectus and which is incorporated by reference in this prospectus may only be accurate as of the date of this prospectus or the date of the document in which incorporated information appears. Our business, financial condition, results of operations and prospects may have changed since that date.

SAFE HARBOR AND CAUTIONARY STATEMENTS

This prospectus or other offering materials may contain or incorporate by reference forward-looking statements. Examples include discussions as to our expectations, beliefs, plans, goals, objectives and future financial or other performance. These statements, by their nature, involve estimates, projections, forecasts and uncertainties that could cause actual results or outcomes to differ substantially from those expressed in the forward-looking statements. Factors that could cause actual results to differ from those in the forward-looking statements may accompany the statements themselves; generally applicable factors that could cause actual results or outcomes to differ from those expressed in the forward-looking statements will be discussed in our reports on Forms 10-K, 10-Q and 8-K incorporated by reference herein and in prospectus supplements and other offering materials.

By making forward-looking statements, we are not intending to become obligated to publicly update or revise any forward-looking statements whether as a result of new information, future events or other changes. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as at their dates.

DOMINION ENERGY

Dominion Energy, headquartered in Richmond, Virginia and incorporated in Virginia in 1983, is one of the nation’s largest producers and transporters of energy, with a portfolio of approximately 30,700 megawatts of electric generating capacity, 10,400 miles of electric transmission lines, 85,000 miles of electric distribution lines, 14,600 miles of natural gas transmission, gathering and storage pipelines and 103,400 miles of gas distribution pipeline, exclusive of service lines. We operate one of the nation’s largest underground natural gas storage systems with approximately 1 trillion cubic feet of capacity and serve more than 7 million utility and retail energy customers.

We are focused on expanding our investment in regulated and long-term contracted electric generation, transmission and distribution and regulated natural gas transmission and distribution infrastructure. Our nonregulated operations include merchant generation and natural gas retail energy marketing operations. Our operations are conducted through various subsidiaries, including (i) Virginia Power, a regulated public utility that generates, transmits and distributes electricity for sale in Virginia and northeastern North Carolina, (ii) Dominion Energy Gas, a holding company for certain of our regulated natural gas businesses, which conduct business activities through a regulated interstate natural gas transmission pipeline and underground storage system in the Northeast, mid-Atlantic and Midwest states and a liquefied natural gas import and export operation in Maryland, (iii) Dominion Energy Questar Corporation, a holding company for our primarily regulated natural gas businesses located in the Rocky Mountain and elsewhere, including retail natural gas distribution in Ohio, Utah, Wyoming and Idaho and related natural gas development and production and (iv) SCANA Corporation, a holding company for regulated businesses primarily engaged in the generation, transmission and distribution of electricity in the central, southern and southwestern portions of South Carolina and in the distribution of natural gas in North Carolina and South Carolina.

Our address and telephone number are 120 Tredegar Street, Richmond, Virginia, 23219, telephone (804) 819-2000.

For additional information about us, see WHERE YOU CAN FIND MORE INFORMATION on page 2.

RISK FACTORS

Investing in our securities involves certain risks. Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our control. We have identified a number of these factors under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which are incorporated by reference in this prospectus, as well as in other information included or incorporated by reference in this prospectus and any prospectus supplement. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the discussions of risks that we have incorporated by reference before deciding whether an investment in our securities is suitable for you. See WHERE YOU CAN FIND MORE INFORMATION on page 2.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement or other offering materials, we will use the net proceeds from the sale of the securities offered by this prospectus to finance capital expenditures and future acquisitions and to retire or redeem debt securities issued by us and for other general corporate purposes which may include the repayment of commercial paper and debt under any of our credit facilities.

DESCRIPTION OF DEBT SECURITIES

The term Debt Securities includes the Senior Debt Securities, Junior Subordinated Debentures and Junior Subordinated Notes. We will issue the Senior Debt Securities in one or more series under our Senior Indenture dated as of June 1, 2015 between us and Deutsche Bank Trust Company Americas, as Trustee, as amended and as supplemented from time to time. We will issue the Junior Subordinated Debentures in one or more series under our Junior Subordinated Indenture dated as of December 1, 1997 between us and The Bank of New York Mellon, successor to JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), as Trustee, as amended and as supplemented from time to time. We will issue Junior Subordinated Notes in one or more series under our Junior Subordinated Notes Indenture dated as of June 1, 2006 between us and The Bank of New York Mellon, successor to JPMorgan Chase Bank, N.A., as Trustee, as amended and as supplemented from time to time. The indenture related to the Junior Subordinated Debentures is called the Subordinated Indenture in this prospectus and the indenture related to the Junior Subordinated Notes is called the Subordinated Indenture II; and together the Senior Indenture, the Subordinated Indenture and the Subordinated Indenture II are called the “Indentures”. We have summarized selected provisions of the Indentures below. The Senior Indenture, the Subordinated Indenture and the Subordinated Indenture II have been filed as exhibits to the registration statement and you should read the Indentures for provisions that may be important to you. In the summary below, we have included references to section numbers of the Indentures so that you can easily locate these provisions. Capitalized terms used in the summary have the meanings specified in the Indentures.

General

The Senior Debt Securities will be our direct, unsecured obligations and will rank equally with all of our other senior and unsubordinated debt, except to the extent provided in the applicable prospectus supplement or other offering materials. The Junior Subordinated Debentures will be our unsecured obligations and are junior in right of payment to our Senior Indebtedness, as described under the caption ADDITIONAL TERMS OF THE JUNIOR SUBORDINATED DEBENTURES—Subordination. The Junior Subordinated Notes will be our unsecured obligations and are junior in right of payment to our Priority Indebtedness, as described under the caption ADDITIONAL TERMS OF THE JUNIOR SUBORDINATED NOTES—Subordination.

Because we are a holding company that conducts all of our operations through our subsidiaries, our ability to meet our obligations under the Debt Securities is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to us. Holders of Debt Securities will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders. As of March 31, 2020, our subsidiaries had approximately $24.1 billion in aggregate principal amount of outstanding long-term debt (including securities due within one year).

There is no limit on the amount of Debt Securities or other indebtedness we may issue. We may issue Debt Securities from time to time under the Indentures in one or more series by entering into supplemental indentures and by our Board of Directors or duly authorized officers authorizing the issuance.

The Indentures do not protect the holders of Debt Securities if we incur additional indebtedness or engage in a highly leveraged transaction.

Provisions of a Particular Series

The Debt Securities of a series need not be issued at the same time, bear interest at the same rate or mature on the same date. Unless otherwise provided in the terms of a series, a series may be reopened, without notice to or consent of any holder of outstanding Debt Securities, for issuances of additional Debt Securities of that series. The prospectus supplement or other offering materials for a particular series of Debt Securities will describe the terms of that series, including, if applicable, some or all of the following:

•	the title and type of the Debt Securities;

•	the total principal amount of the Debt Securities;

•	the portion of the principal payable upon acceleration of maturity, if other than the entire principal;

•	the date or dates on which principal is payable or the method for determining the date or dates, and any right that we have to change the date on which principal is payable;

•	the interest rate or rates, if any, or the method for determining the rate or rates, and the date or dates from which interest will accrue;

•	any interest payment dates and the regular record date for the interest payable on each interest payment date, if any;

•	any payments due if the maturity of the Debt Securities is accelerated;

•	any optional redemption terms, or any terms regarding repayment at the option of the holder;

•	if the Debt Securities are convertible into or exchangeable for other securities, and if so, the conversion terms and conditions;

•	any provisions that would obligate us to repurchase, repay or otherwise redeem the Debt Securities, or any sinking fund provisions;

•	the currency in which payments will be made if other than U.S. dollars, and the manner of determining the equivalent of those amounts in U.S. dollars;

•

if payments may be made, at our election or at the holder’s election, in a currency other than that in which the Debt Securities are stated to be payable, then the currency in which those payments may be made, the terms and conditions of the election and the manner of determining those amounts;

•	any index or formula used for determining principal, interest or premium, if any;

•	the percentage of the principal amount at which the Debt Securities will be issued, if other than 100% of the principal amount;

•

whether the Debt Securities will be issued in fully registered certificated form or book-entry form, represented by certificates deposited with the applicable trustee and registered in the name of a securities depositary or its nominee (Book-Entry Debt Securities);

•	denominations, if other than $1,000 each or multiples of $1,000;

•	any rights that would allow us to defer or extend an interest payment date in connection with any series of Debt Securities;

•

any provisions requiring payment of principal or interest in our capital stock or with proceeds from the sale of our capital stock or from any other specific source of funds in connection with any series of Debt Securities;

•	the identity of the series trustee, if other than the trustee;

•	any changes to events of defaults or covenants;

•	if any series of Debt Securities will not be subject to defeasance or covenant defeasance; and

•	any other terms of the Debt Securities. (Sections 201 & 301 of the Senior Indenture; Sections 2.1 & 2.3 of the Subordinated Indenture & the Subordinated Indenture II.)

The prospectus supplement will also indicate any special tax implications of the Debt Securities and any provisions granting special rights to holders when a specified event occurs.

Conversion or Redemption

No Debt Security will be subject to conversion, amortization or redemption, unless otherwise provided in the applicable prospectus supplement or other offering materials. Any provisions relating to the conversion, amortization or redemption of Debt Securities will be set forth in the applicable prospectus supplement or other offering materials, including whether conversion, amortization or redemption is mandatory or at our option. If no redemption date or redemption price is indicated with respect to a Debt Security, we may not redeem the Debt Security prior to its stated maturity. Debt Securities subject to redemption by us will be subject to the following terms:

•	redeemable on and after the applicable redemption dates;

•	redemption dates and redemption prices fixed at the time of sale and set forth on the Debt Security; and

•

redeemable in whole or in part (provided that any remaining principal amount of the Debt Security will be equal to an authorized denomination) at our option at the applicable redemption price, together with interest, payable to the date of redemption, on notice given not more than 60 nor less than 20 days prior to the date of redemption. (Section 1104 of the Senior Indenture; Section 3.2 of the Subordinated Indenture & the Subordinated Indenture II.)

We will not be required to:

•	issue, register the transfer of, or exchange any Debt Securities of a series during the period beginning 15 days before the date the Debt Securities of that series are selected for redemption; or

•

register the transfer of, or exchange any Debt Security of that series selected for redemption except the unredeemed portion of a Debt Security being partially redeemed. (Section 305 of the Senior Indenture; Section 2.5 of the Subordinated Indenture & the Subordinated Indenture II.)

Option to Extend Interest Payment Period

If elected in the applicable supplemental indenture, we may defer interest payments on the Debt Securities by extending the interest payment period for the number of consecutive extension periods specified in the applicable prospectus supplement or other offering materials (each, an Extension Period). Other details regarding the Extension Period, including any limit on our ability to pay dividends during the Extension Period, will also be specified in the applicable prospectus supplement or other offering materials. No Extension Period may extend beyond the maturity of the applicable series of Debt Securities. At the end of the Extension Period(s), we will pay all interest then accrued and unpaid, together with interest compounded quarterly at the interest rate for the applicable series of Debt Securities, to the extent permitted by applicable law. (Section 301(26) of the Senior Indenture; Section 2.10 of the Subordinated Indenture & the Subordinated Indenture II.)

Payment and Transfer; Paying Agent

The paying agent will pay the principal of any Debt Securities only if those Debt Securities are surrendered to it. Unless we state otherwise in the applicable prospectus supplement or other offering materials, the paying agent will pay principal, interest and premium, if any, on Debt Securities, subject to such surrender, where applicable, at its office or, at our option:

•

by wire transfer to an account at a banking institution in the United States that is designated in writing to the applicable trustee prior to the deadline set forth in the applicable prospectus supplement or other offering materials by the person entitled to that payment (which in the case of Book-Entry Debt Securities is the securities depositary or its nominee); or

•

by check mailed to the address of the person entitled to that interest as that address appears in the security register for those Debt Securities. (Sections 307 & 1001 of the Senior Indenture; Section 4.1 of the Subordinated Indenture & the Subordinated Indenture II.)

Neither we nor the applicable trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Book-Entry Debt Security, or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. We expect that the securities depositary, upon receipt of any payment of principal, interest or premium, if any, in a Book-Entry Debt Security, will credit immediately the accounts of the related participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Book-Entry Debt Security as shown on the records of the securities depositary. We also expect that payments by participants to owners of beneficial interests in a Book-Entry Debt Security will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of the participants.

Unless we state otherwise in the applicable prospectus supplement or other offering materials, the applicable trustee will act as paying agent for the Debt Securities, and the principal corporate trust office of the applicable trustee will be the office through which the paying agent acts. We may, however, change or add paying agents or approve a change in the office through which a paying agent acts. (Section 1002 of the Senior Indenture; Section 4.2 of the Subordinated Indenture & the Subordinated Indenture II.)

Any money that we have paid to a paying agent for principal or interest on any Debt Securities which remains unclaimed at the end of two years after that principal or interest has become due will be repaid to us at our request. After repayment to the Company, holders should look only to us for those payments. (Section 1003 of the Senior Indenture; Section 12.4 of the Subordinated Indenture & the Subordinated Indenture II.)

Fully registered securities may be transferred or exchanged at the corporate trust office of the applicable trustee or at any other office or agency we maintain for those purposes, without the payment of any service charge except for any tax or governmental charge and related expenses. (Section 1002 of the Senior Indenture; Section 2.5 of the Subordinated Indenture & the Subordinated Indenture II.)

Global Securities

We may issue some or all of the Debt Securities as Book-Entry Debt Securities. Book-Entry Debt Securities will be represented by one or more fully registered global certificates. Book-Entry Debt Securities of like tenor and terms up to $500,000,000 aggregate principal amount may be represented by a single global certificate. Each global certificate will be registered in the name of the securities depositary or its nominee and deposited with the applicable trustee, as agent for the securities depositary. Unless otherwise stated in any prospectus supplement or other offering materials, The Depository Trust Company will act as the securities depositary. Unless it is exchanged in whole or in part for Debt Securities in definitive form, a global certificate may generally be transferred only as a whole unless it is being transferred to certain nominees of the securities depositary. (Section 305 of the Senior Indenture; Section 2.5 of the Subordinated Indenture & the Subordinated Indenture II.)

Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through, records maintained by the securities depositary and its participants. If there are any additional or differing terms of the depositary arrangement with respect to the Book-Entry Debt Securities, we will describe them in the applicable prospectus supplement or other offering materials.

Holders of beneficial interests in Book-Entry Debt Securities represented by a global certificate are referred to as beneficial owners. Beneficial owners will be limited to institutions having accounts with the securities depositary or its nominee, which are called participants in this discussion, and to persons that hold beneficial interests through participants. When a global certificate representing Book-Entry Debt Securities is issued, the securities depositary will credit on its book-entry, registration and transfer system the principal amounts of Book- Entry Debt Securities the global certificate represents to the accounts of its participants. Ownership of beneficial interests in a global certificate will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by:

•	the securities depositary, with respect to participants’ interests; and

•	any participant, with respect to interests the participant holds on behalf of other persons.

As long as the securities depositary or its nominee is the registered holder of a global certificate representing Book-Entry Debt Securities, that person will be considered the sole owner and holder of the global certificate and the Book-Entry Debt Securities it represents for all purposes. Except in limited circumstances, beneficial owners:

•	may not have the global certificate or any Book-Entry Debt Securities it represents registered in their names;

•	may not receive or be entitled to receive physical delivery of certificated Book-Entry Debt Securities in exchange for the global certificate; and

•

will not be considered the owners or holders of the global certificate or any Book-Entry Debt Securities it represents for any purposes under the Debt Securities or the Indentures. (Section 308 of the Senior Indenture; Section 8.3 of the Subordinated Indenture & the Subordinated Indenture II.)

We will make all payments of principal, interest and premium, if any, on a Book-Entry Debt Security to the securities depositary or its nominee as the holder of the global certificate. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global certificate.

Payments participants make to beneficial owners holding interests through those participants will be the responsibility of those participants. The securities depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges and other matters relating to beneficial interests in a global certificate. None of the following will have any responsibility or liability for any aspect of the securities depositary’s or any participant’s records relating to beneficial interests in a global certificate representing

Book-Entry Debt Securities, for payments made on account of those beneficial interests or for maintaining, supervising or reviewing any records relating to those beneficial interests:

•	Dominion Energy;

•	the applicable trustee; or

•	any agent of any of the above.

Covenants

Under the Indentures we will:

•	pay the principal, interest and premium, if any, on the Debt Securities when due;

•	maintain a place of payment;

•	deliver an officer’s certificate to the applicable trustee at the end of each fiscal year confirming our compliance with our obligations under each of the Indentures;

•	in the case of the Senior Indenture, preserve and keep in full force and effect our corporate existence except as otherwise provided in the Senior Indenture; and

•

deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium, if any. (Sections 1001, 1002, 1003, 1005 & 1006 of the Senior Indenture; Sections 4.1, 4.2, 4.4 & 4.6 of the Subordinated Indenture & the Subordinated Indenture II.)

Consolidation, Merger or Sale

The Indentures provide that we may not merge or consolidate with any other corporation or sell or convey all or substantially all of our assets to any person or acquire all or substantially all of the assets of another person unless (i) either we are the continuing corporation, or the successor corporation (if other than us) is a corporation organized and existing under the laws of the United States of America or a State thereof or the District of Columbia and such corporation expressly assumes the due and punctual payment of the principal of and interest and other amounts due on the Debt Securities, and the due and punctual performance and observance of all of the covenants and conditions of the Indentures to be performed by us by supplemental indenture in form satisfactory to the applicable trustee, executed and delivered to the applicable trustee by such corporation, and (ii) we or such successor corporation, as the case may be, will not, immediately after such merger or consolidation, or such sale or conveyance, be in default in the performance of any such covenant or condition.

In case of any such consolidation, merger or conveyance, such successor corporation will succeed to and be substituted for us, with the same effect as if it had been named as us in the applicable Indenture, and in the event of such conveyance (other than by way of a lease), we will be discharged of all of our obligations and covenants under the applicable Indenture and the Debt Securities. (Sections 801 & 802 of the Senior Indenture; Sections 11.1, 11.2 & 11.3 of the Subordinated Indenture & the Subordinated Indenture II.)

Events of Default

Event of Default when used in each of the Indentures, will mean any of the following with respect to Debt Securities of any series:

•	failure to pay the principal or any premium on any Debt Security when due;

•	with respect to the Senior Debt Securities, failure to deposit any sinking fund payment for that series when due that continues for 60 days;

•

failure to pay any interest on any Debt Securities of that series, when due, that continues for 60 days (or for 30 days in the case of any Junior Subordinated Debentures or Junior Subordinated Notes, as applicable); provided that, if applicable, for this purpose, the date on which interest is due is the date on which we are required to make payment following any deferral of interest payments by us under the terms of the applicable series of Debt Securities that permit such deferrals;

•

failure to perform any other covenant in the Indentures (other than a covenant expressly included solely for the benefit of other series) that continues for 90 days after the applicable trustee or the holders of at least 33% of the outstanding Debt Securities (25% in the case of the Junior Subordinated Debentures or Junior Subordinated Notes, as applicable) of that series give written notice of the default;

•	certain events in bankruptcy, insolvency or reorganization of Dominion Energy; or

•	any other Event of Default included in the Indentures or any supplemental indenture. (Section 501 of the Senior Indenture; Section 6.1 of the Subordinated Indenture & the Subordinated Indenture II.)

In the case of a general covenant default described above, the applicable trustee may extend the grace period. In addition, if holders of a particular series have given a notice of default, then holders of at least the same percentage of Debt Securities of that series, together with the applicable trustee, may also extend the grace period. The grace period will be automatically extended if we have initiated and are diligently pursuing corrective action.

An Event of Default for a particular series of Debt Securities does not necessarily constitute an Event of Default for any other series of Debt Securities issued under the Indentures. Additional events of default may be established for a particular series and, if established, will be described in the applicable prospectus supplement or other offering materials.

If an Event of Default for any series of Debt Securities occurs and continues, the applicable trustee or the holders of at least 33% (25%, in the case of the Junior Subordinated Debentures or Junior Subordinated Notes, as applicable) in aggregate principal amount of the Debt Securities of the series may declare the entire principal of all the Debt Securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the Debt Securities of that series can void the declaration. (Section 502 of the Senior Indenture; Section 6.1 of the Subordinated Indenture & the Subordinated Indenture II.)

The applicable trustee may withhold notice to the holders of Debt Securities of any default (except in the payment of principal or interest) if it considers the withholding of notice to be in the best interests of the holders. Other than its duties in case of a default, a Trustee is not obligated to exercise any of its rights or powers under the Indentures at the request, order or direction of any holders, unless the holders offer the applicable trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of Debt Securities may direct the time, method and place of conducting any proceeding or any remedy available to the applicable trustee, or exercising any power conferred upon the applicable trustee, for any series of Debt Securities. However, the applicable trustee must give the holders of Debt Securities notice of any default to the extent provided by the Trust Indenture Act. (Sections 512, 601, 602 & 603 of the Senior Indenture; Sections 6.6, 6.7, 7.1 & 7.2 of the Subordinated Indenture & the Subordinated Indenture II.)

The holder of any Debt Security will have an absolute and unconditional right to receive payment of the principal, any premium and, within certain limitations, any interest on that Debt Security on its maturity date or redemption date and to enforce those payments. (Section 508 of the Senior Indenture; Section 14.2 of the Subordinated Indenture & the Subordinated Indenture II.)

Satisfaction; Discharge

The applicable Indenture will cease to be of further effect with respect to the Debt Securities of a given series if, at any time, among other things:

•	all Debt Securities of such series have been delivered to the applicable Trustee for cancellation; or

•

all Debt Securities of such series not delivered to the applicable Trustee for cancellation have become due and payable, or will become due and payable within one year, or are to be called for redemption within one year under arrangements satisfactory to the applicable Trustee, and we have deposited with the applicable Trustee funds in trust in an amount sufficient to pay upon maturity or redemption the principal, interest, premium, if any, and other amounts due with respect to all outstanding Debt Securities of such series.

Notwithstanding the above, certain provisions of the applicable Indenture will survive, including with respect to the rights, obligations and immunities of the applicable Trustee, certain rights with respect to registration of the transfer or exchange of such Debt Securities, and the right of holders to receive payment from the amounts deposited with the Trustee. (Section 401 of the Senior Indenture; Section 12.1 of the Subordinated Indenture & the Subordinated Indenture II).

Defeasance

Unless we elect differently in the applicable supplemental indenture, the following discussion of legal defeasance and covenant defeasance will apply to any series of Senior Debt Securities or Junior Subordinated Notes issued under the Senior Indenture or Subordinated Indenture II, respectively.

Legal Defeasance

We can legally release ourselves from our payment and other obligations under the Senior Indenture with respect to any series of Senior Debt Securities (such release, a Legal Defeasance) if certain conditions under the Senior Indenture are satisfied, including:

•

us irrevocably depositing with the Trustee cash, government obligations or a combination of cash and government obligations that will provide enough cash to make interest, principal and any additional payments on such Senior Debt Securities through the stated maturity or redemption date of such Senior Debt Securities;

•

that there has been a change in the applicable U.S. federal income tax law or a ruling by the Internal Revenue Service (IRS) to the effect that holders of such Senior Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, and in the same manner and at the same times, as would have been the case if such Legal Defeasance had not occurred; and

•	us delivering an officers certificate and legal opinion to the Trustee confirming the tax law change or IRS ruling described in the bullet above.

Under current U.S. federal income tax law, the deposit in trust and our legal release from the Senior Debt Securities as discussed above would be treated as a taxable exchange of the Senior Debt Securities. We encourage prospective holders to consult with their own tax advisors as to the specific consequences of a Legal Defeasance.

We can also effect a Legal Defeasance with respect to any series of Junior Subordinated Notes under the Subordinated Indenture II by satisfying certain conditions of the Subordinated Indenture II, including the condition set forth in the first bullet above. The conditions set forth in the second and third bullets above are not applicable to the Subordinated Indenture II. If we were to elect to effect a Legal Defeasance with respect to any series of Junior Subordinated Notes, holders would be subject to the same tax treatment described in the paragraph above with respect to the Legal Defeasance of Senior Debt Securities.

If we were to effect a Legal Defeasance with respect to a series of Senior Debt Securities or Junior Subordinated Notes as described above, holders of such Debt Securities would rely solely on the amounts deposited with the applicable Trustee with respect to payments due under such Debt Securities and we would not be responsible for any such payments, with the exception of the payment of certain additional amounts, if applicable. (Section 402 of the Senior Indenture and Section 12.5 of the Subordinated Indenture II.)

Covenant Defeasance

We can legally release ourselves from certain covenants applicable to any series of Senior Debt Securities under the Senior Indenture (such release, a Covenant Defeasance) if certain conditions under the Senior Indenture are satisfied, including:

•

us irrevocably depositing with the applicable Trustee cash, government obligations or a combination of cash and government obligations that will provide enough cash to make interest, principal and any additional payments on such Senior Debt Securities through the stated maturity or redemption date of such Senior Debt Securities; and

•

us delivering a legal opinion to the Trustee to the effect that holders of such Senior Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, and in the same manner and at the same times, as would have been the case if such Covenant Defeasance had not occurred.

We can also effect a Covenant Defeasance with respect to any series of Junior Subordinated Notes under the Subordinated Indenture II by satisfying certain conditions of the Subordinated Indenture II, including the condition set forth in the first bullet above. The condition set forth in the second bullet above is not applicable to the Subordinated Indenture II. Under current U.S. federal income tax law, unless accompanied by other changes in the terms of the Debt Securities, a Covenant Defeasance with respect to any series of Junior Subordinated Notes would not be treated as a taxable exchange.

If we were to effect a Covenant Defeasance with respect to a series of Senior Debt Securities or Junior Subordinated Notes as described above, we would still be responsible for payments with respect to such Debt Securities in the event of a shortfall in the funds deposited with the applicable Trustee. (Section 402 of the Senior Indenture and Section 12.5 of the Subordinated Indenture II.)

Modification of Indentures; Waiver

Under the Indentures our rights and obligations and the rights of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent. (Section 902 of the Senior Indenture; Section 10.2 of the Subordinated Indenture & the Subordinated Indenture II.) In addition, we may supplement the Indentures to create new series of Debt Securities and for certain other purposes, without the consent of any holders of Debt Securities. (Section 901 of the Senior Indenture; Section 10.1 of the Subordinated Indenture & the Subordinated Indenture II.)

The holders of a majority of the outstanding Debt Securities of all series under the applicable Indenture with respect to which a default has occurred and is continuing may waive a default for all those series, except a default in the payment of principal or interest, or any premium, on any Debt Securities or a default with respect to a covenant or provision which cannot be amended or modified without the consent of the holder of each outstanding Debt Security of the series affected. (Section 513 of the Senior Indenture; Section 6.6 of the Subordinated Indenture & the Subordinated Indenture II.)

In addition, under certain circumstances, the holders of a majority of the outstanding Junior Subordinated Debentures or Junior Subordinated Notes of any series, as applicable, may waive in advance, for that series, our compliance with certain restrictive provisions of the Subordinated Indenture or the Subordinated Indenture II under which those Junior Subordinated Debentures or Junior Subordinated Notes, as applicable, were issued. (Section 4.7 of the Subordinated Indenture & the Subordinated Indenture II.)

Concerning the Trustees

Deutsche Bank Trust Company Americas is the Trustee under the Senior Indenture and Series Trustee under the Subordinated Indenture II. We and certain of our affiliates maintain deposit accounts and banking relationships with Deutsche Bank Trust Company Americas. Deutsche Bank Trust Company Americas also serves as trustee or series trustee under other indentures pursuant to which securities of ours and one of our affiliates are outstanding. Affiliates of Deutsche Bank Trust Company Americas have purchased, and are likely to purchase in the future, our securities and securities of our affiliates.

As Trustee under the Senior Indenture, Deutsche Bank Trust Company Americas will perform only those duties that are specifically described in the Senior Indenture unless an event of default under the Senior Indenture occurs and is continuing. It is under no obligation to exercise any of its powers under the Senior Indenture at the request of any holder of Senior Debt Securities unless that holder offers reasonable indemnity to the Trustee against the costs, expenses and liabilities which it might incur as a result. (Section 601 of the Senior Indenture.)

The Senior Indenture permits us to name a different trustee for individual series of Senior Debt Securities. If named, a series trustee performs the duties that would otherwise be performed by the Trustee under the Senior Indenture with respect to that series; the series trustee will have no greater liabilities or obligations and will be entitled to all the rights and exculpations with respect to such series that would otherwise be available to the Trustee under the Senior Indenture. If a series trustee is named, information about any series trustee will be disclosed in the prospectus supplement and the Trustee under the Senior Indenture will have no responsibility with respect to that series.

Deutsche Bank Trust Company Americas administers its corporate trust business at 60 Wall Street, 24th Floor, New York, NY 10005 or such other address as it may notify to the Company from time to time.

The Bank of New York Mellon, successor to JPMorgan Chase Bank, N.A., is the Trustee under the Subordinated Indenture and the Subordinated Indenture II. We and certain of our affiliates maintain deposit accounts and banking relationships with The Bank of New York Mellon. The Bank of New York Mellon also serves as trustee under other indentures pursuant to which securities of ours and of certain of our affiliates are outstanding. Affiliates of The Bank of New York Mellon have purchased, and are likely to purchase in the future, our securities and securities of our affiliates.

As Trustee under the Subordinated Indenture and the Subordinated Indenture II, The Bank of New York Mellon will perform only those duties that are specifically described in the Subordinated Indenture and the Subordinated Indenture II unless an event of default under either indenture occurs and is continuing. It is under no obligation to exercise any of its powers under the Indentures at the request of any holder of Junior Subordinated Debenture or Junior Subordinated Notes unless that holder offers reasonable indemnity to the Trustee against the costs, expenses and liabilities which it might incur as a result. (Section 7.1 of the Subordinated Indenture & the Subordinated Indenture II.)

The Subordinated Indenture II permits us to name a different trustee for individual series of Junior Subordinated Notes. If named, a series trustee performs the duties that would otherwise be performed by the Trustee under the Subordinated Indenture II with respect to that series; the series trustee will have no greater liabilities or obligations and will be entitled to all the rights and exculpations with respect to such series that would otherwise be available to the Trustee under the Subordinated Indenture II. If a series trustee other than Deutsche Bank Trust Company Americas is named, information about such series trustee will be disclosed in the prospectus supplement and the Trustee under the Subordinated Indenture II will have no responsibility with respect to that series.

The Bank of New York Mellon administers its corporate trust business at 240 Greenwich Street, Floor 7-E ATTN: Corporate Trust Administration, New York, New York 10286 or such other address as it may notify to the Company from time to time.

ADDITIONAL TERMS OF THE SENIOR DEBT SECURITIES

Repayment at the Option of the Holder

We must repay the Senior Debt Securities at the option of the holders prior to the Stated Maturity Date only if specified in the applicable prospectus supplement or other offering materials. Unless otherwise provided in the prospectus supplement or other offering materials, the Senior Debt Securities subject to repayment at the option of the holder will be subject to repayment:

•	on the specified Repayment Dates; and

•	at a repayment price equal to 100% of the unpaid principal amount to be repaid, together with unpaid interest accrued to the Repayment Date. (Section 1302 of the Senior Indenture.)

For any Senior Debt Security to be repaid, the Trustee must receive, at its office maintained for that purpose in the Borough of Manhattan, New York City not more than 180 nor less than 60 calendar days prior to the date of repayment:

•	in the case of a certificated Senior Debt Security, the certificated Senior Debt Security and the form in the Senior Debt Security entitled Option of Holder to Elect Purchase duly completed; or

•

in the case of a book-entry Senior Debt Security, instructions to that effect from the beneficial owner to the securities depositary and forwarded by the securities depositary. Exercise of the repayment option by the holder will be irrevocable. (Section 1303 of the Senior Indenture.)

Only the securities depositary may exercise the repayment option in respect of beneficial interests in the book-entry Senior Debt Securities. Accordingly, beneficial owners that desire repayment in respect of all or any portion of their beneficial interests must instruct the participants through which they own their interests to direct the securities depositary to exercise the repayment option on their behalf. All instructions given to participants from beneficial owners relating to the option to elect repayment will be irrevocable. In addition, at the time the instructions are given, each beneficial owner will cause the participant through which it owns its interest to transfer its interest in the book-entry Senior Debt Securities or the global certificate representing the related book-entry Senior Debt Securities, on the securities depositary’s records, to the Trustee. See DESCRIPTION OF DEBT SECURITIES—Global Securities.

Limitation on Liens

While any of the Senior Debt Securities are outstanding (other than those to which the limitation on liens covenant is expressly inapplicable), we are not permitted to create liens upon any Principal Property (as defined below) or upon any shares of stock of any Material Subsidiary (as defined below), which we now own or will own in the future, to secure any of our debt, unless at the same time we provide that the Senior Debt Securities will also be secured by that lien on an equal and ratable basis. However, we are generally permitted to create the following types of liens:

(1)

purchase money liens on future property acquired by us; liens of any kind existing on property or shares of stock or other securities at the time they are acquired by us; conditional sales agreements and other title retention agreements on future property acquired by us (as long as none of those liens cover any of our other properties);

(2)

liens on our property or any shares of stock or other securities of any Material Subsidiary that existed as of the date the Senior Debt Securities were first issued; liens on the shares of stock or other securities of any legal entity, which liens existed at the time that entity became a Material Subsidiary; certain liens typically incurred in the ordinary course of business;

(3)	liens in favor of the United States (or any State), any foreign country or any department, agency or instrumentality or political subdivision of those jurisdictions, to secure payments pursuant to any contract or statute or to secure any debt incurred for the purpose of financing the purchase price or the cost of constructing or improving the property subject to those liens, including, for example liens to secure debt of the pollution control or industrial revenue bond type;

(4)

debt that we may issue in connection with a consolidation or merger of Dominion Energy or any Material Subsidiary with or into any other company (including any of our affiliates or Material Subsidiaries) in exchange for secured debt of that company (Third Party Debt) as long as that debt (i) is secured by a mortgage on all or a portion of the property of that company, (ii) prohibits secured debt from being incurred by that company, unless the Third Party Debt is secured on an equal and ratable basis, or (iii) prohibits secured debt from being incurred by that company;

(5)	debt of another company that we must assume in connection with a consolidation or merger of that company, with respect to which any of our property is subjected to a lien;

(6)

liens on any property that we acquire, construct, develop or improve after the date the Senior Debt Securities are first issued that are created before or within 18 months after the acquisition, construction, development or improvement of the property and secure the payment of the purchase price or related costs;

(7)	liens in favor of us, our Material Subsidiaries or our wholly-owned subsidiaries;

(8)	the replacement, extension or renewal of any lien referred to above in clauses (1) through (7) as long as the amount secured by the liens or the property subject to the liens is not increased; and

(9)

any other lien not covered by clauses (1) through (8) above as long as immediately after the creation of the lien the aggregate principal amount of debt secured by all liens created or assumed under this clause (9) does not exceed 10% of the common shareholders’ equity, as shown on the company’s consolidated balance sheet for the accounting period occurring immediately prior to the creation or assumption of such lien.

When we use the term “lien” in this section, we mean any mortgage, lien, pledge, security interest or other encumbrance of any kind; “Material Subsidiary” means each of our subsidiaries whose total assets (as determined in accordance with GAAP in the United States) represent at least 20% of our total assets on a consolidated basis; and “Principal Property” means any of our plants or facilities located in the United States that in the opinion of our Board or management is of material importance to the business conducted by us and our consolidated subsidiaries taken as whole. (Section 1008 of the Senior Indenture.)

ADDITIONAL TERMS OF THE JUNIOR SUBORDINATED DEBENTURES

Subordination

Each series of Junior Subordinated Debentures will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Indenture, to all Senior Indebtedness as defined below. If:

•	we make a payment or distribution of any of our assets to creditors upon our dissolution, winding-up, liquidation or reorganization, whether in bankruptcy, insolvency or otherwise;

•	a default beyond any grace period has occurred and is continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any Senior Indebtedness; or

•	the maturity of any Senior Indebtedness has been accelerated because of a default on that Senior Indebtedness;

then the holders of Senior Indebtedness generally will have the right to receive payment, in the case of the first instance, of all amounts due or to become due upon that Senior Indebtedness, and, in the case of the second and third instances, of all amounts due on that Senior Indebtedness, or we will make provision for those payments, before the holders of any Junior Subordinated Debentures have the right to receive any payments of principal or interest on their Junior Subordinated Debentures. (Sections 14.1 & 14.9 of the Subordinated Indenture.)

Senior Indebtedness means, with respect to any series of Junior Subordinated Debentures, the principal, premium, interest and any other payment in respect of any of the following, unless otherwise specified in the prospectus supplement or offering materials:

•	all of our current and future indebtedness for borrowed or purchase money or other similar instruments whether or not evidenced by notes, debentures, bonds or other written instruments;

•	our obligations for reimbursement under letters of credit, banker’s acceptances, security purchase facilities or similar facilities issued for our account;

•

any of our other indebtedness or obligations with respect to derivative contracts, including commodity contracts, interest rate, commodity and currency swap agreements, forward contracts and other similar agreements or arrangements; and

•	all indebtedness of others of the kinds described in the preceding categories which we have assumed or guaranteed.

Senior Indebtedness will not include our obligations to trade creditors or indebtedness to our subsidiaries. (Section 1.1 of the Subordinated Indenture.)

Senior Indebtedness will be entitled to the benefits of the subordination provisions in the Subordinated Indenture irrespective of the amendment, modification or waiver of any term of the Senior Indebtedness. We may not amend the Subordinated Indenture to change the subordination of any outstanding Junior Subordinated Debentures without the consent of each holder of Senior Indebtedness that the amendment would adversely affect. (Sections 10.2 & 14.7 of the Subordinated Indenture.)

The Subordinated Indenture does not limit the amount of Senior Indebtedness that we may issue.

ADDITIONAL TERMS OF THE JUNIOR SUBORDINATED NOTES

Subordination

Each series of Junior Subordinated Notes will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Indenture II, to all Priority Indebtedness as defined below. If:

•	we make a payment or distribution of any of our assets to creditors upon our dissolution, winding-up, liquidation or reorganization, whether in bankruptcy, insolvency or otherwise;

•	a default beyond any grace period has occurred and is continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any Priority Indebtedness; or

•	the maturity of any Priority Indebtedness has been accelerated because of a default on that Priority Indebtedness unless otherwise specified in the prospectus supplement and offering materials;

then the holders of Priority Indebtedness generally will have the right to receive payment, in the case of the first instance, of all amounts due or to become due upon that Priority Indebtedness, and, in the case of the second and third instances, of all amounts due on that Priority Indebtedness, or we will make provision for those payments, before the holders of any Junior Subordinated Notes have the right to receive any payments of principal or interest on their Junior Subordinated Notes. (Sections 14.1 & 14.9 of the Subordinated Indenture II.)

Priority Indebtedness means, with respect to any series of Junior Subordinated Notes, the principal, premium, interest and any other payment in respect of any of the following:

•	all of our current and future indebtedness for borrowed or purchase money whether or not evidenced by notes, debentures, bonds or other similar written instruments;

•	our obligations under synthetic leases, finance leases and capitalized leases;

•	our obligations for reimbursement under letters of credit, banker’s acceptances, security purchase facilities or similar facilities issued for our account;

•

any of our other indebtedness or obligations with respect to derivative contracts, including commodity contracts, interest rate, commodity and currency swap agreements, forward contracts and other similar agreements or arrangements; and

•	all indebtedness of others of the kinds described in the preceding categories which we have assumed or guaranteed.

Priority Indebtedness will not include trade accounts payable, accrued liabilities arising in the ordinary course of business or indebtedness to our subsidiaries. (Section 1.1 of the Subordinated Indenture II.)

Priority Indebtedness will be entitled to the benefits of the subordination provisions in the Subordinated Indenture II irrespective of the amendment, modification or waiver of any term of the Priority Indebtedness. We may not amend the Subordinated Indenture II to change the subordination of any outstanding Priority Indebtedness without the consent of each holder of Priority Indebtedness that the amendment would adversely affect. (Sections 10.2 & 14.7 of the Subordinated Indenture II.)

The Subordinated Indenture II does not limit the amount of Priority Indebtedness that we may issue.

DESCRIPTION OF CAPITAL STOCK

As of March 31, 2020, our authorized capital stock was 1.77 billion shares. Those shares consisted of 20 million shares of preferred stock and 1.75 billion shares of common stock. As of March 31, 2020, approximately 839 million shares of common stock and approximately 2.4 million shares of preferred stock were issued and outstanding. No holder of shares of common stock or preferred stock has any preemptive rights.

Common Stock

Listing

Our outstanding shares of common stock are listed on the New York Stock Exchange under the symbol “D”. Any additional common stock we issue will also be listed on the New York Stock Exchange.

Dividends

Common shareholders may receive dividends when declared by the Board of Directors. Dividends may be paid in cash, stock or other form. In certain cases, common shareholders may not receive dividends until we have satisfied our obligations to any preferred shareholders. Under certain circumstances, if specified in the applicable supplemental indenture, the Indentures may restrict our ability to pay cash dividends.

Authorized But Unissued Shares

Our authorized but unissued shares of common stock will be available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Fully Paid

All outstanding shares of common stock are fully paid and non-assessable. Any additional common stock we issue will also be fully paid and non-assessable.

Voting Rights

Each share of common stock is entitled to one vote in the election of directors and other matters. Common shareholders are not entitled to cumulative voting rights.

Other Rights

We will notify common shareholders of any shareholders’ meetings according to applicable law. If we liquidate, dissolve or wind up our business, either voluntarily or not, common shareholders will share equally in the assets remaining after we pay our creditors and preferred shareholders.

Transfer Agent and Registrar

Broadridge Corporate Issuer Solutions, Inc. is transfer agent and registrar for our common stock.

Preferred Stock

Our Board of Directors can, without approval of shareholders, issue one or more series of preferred stock. The Board of Directors can also determine the number of shares of each series and the rights, preferences and limitations of each series including the dividend rights, voting rights, conversion rights, redemption rights and any liquidation preferences, the number of shares constituting each series and the terms and conditions of issue. In some cases, the issuance of preferred stock could delay a change in control of the Company and make it harder to remove present management. Under certain circumstances, preferred stock could also restrict dividend payments to holders of our common stock, including as described below.

Preferred stock will, when issued, be fully paid and non-assessable. Unless otherwise specified in the terms of the applicable series, shares of preferred stock of a given series will rank on parity in all respects with any outstanding preferred stock we may have unless otherwise specified in the terms of such outstanding preferred stock and will have priority over our common stock as to dividends and distributions of assets. Therefore, the rights of any preferred stock may limit the rights of the holders of our common stock and other series of preferred stock.

The transfer agent, registrar, and dividend disbursement agent for a series of preferred stock will be named in a prospectus supplement or other offering materials relating to such series. The registrar for shares of preferred stock will send notices to shareholders of any meetings at which holders of the preferred stock have the right to elect directors or to vote on any other matter.

On June 14, 2019, we issued approximately 1.6 million shares of 1.75% Series A Cumulative Perpetual Convertible Preferred Stock, without par value (the Series A Preferred Stock), as a component of our 2019 Series A Equity Units. On December 13, 2019, we issued 800,000 shares of 4.65% Series B Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock, without par value (the Series B Preferred Stock and, together with the Series A Preferred Stock, the Existing Preferred Stock).

Certain terms of the Existing Preferred Stock which may limit the rights of holders of our common stock or other series of preferred stock are described below, and the full terms of the Preferred Stock are set forth in Article IIIA, in the case of the Series A Preferred Stock, and Article IIIB, in the case of the Series B Preferred Stock, of our articles of incorporation. If we issue additional series of preferred stock, the specific designation and rights, preferences and limitations of such series will be described in the prospectus supplement or other offering materials relating to such a series.

Ranking

The Existing Preferred Stock ranks senior to all classes or series of our common stock and any other class or series of junior stock, if any, with respect to dividend rights and rights upon any liquidation, winding-up or dissolution.

Liquidation Preference

If we liquidate, dissolve or wind up, holders of shares of Existing Preferred Stock will have the right to receive $1,000 per share, plus accumulated and unpaid dividends, if any (whether or not authorized or declared) up to, but excluding, the date of payment, before any payment is made to holders of our common stock and any other class or series of capital stock ranking junior to the Existing Preferred Stock as to liquidation rights, but subject to the prior payment in full of all of our liabilities and the preferences of any senior stock.

Dividends and Restrictions on Common Dividends

Dividends are payable on the Series A Preferred Stock quarterly in arrears and on the Series B Preferred Stock semi-annually in arrears, in each case when, as and if declared by our Board of Directors. However, dividends on both the Series A Preferred Stock and the Series B Preferred Stock accumulate regardless of whether such dividends are declared by the Board of Directors, permitted under Virginia law or prohibited by any agreement to which we are a party. In the case of the Series A Preferred Stock, any accumulated and unpaid dividends will accrue additional dividends at the then-current dividend rate until paid, compounded quarterly, to, but excluding the payment date. We may pay dividends on the Series A Preferred Stock in cash, shares of our common stock or a combination of cash and shares of our common stock. Dividends on the Series B Preferred Stock are payable only in cash.

As long as shares of the Series A Preferred Stock and/or Series B Preferred Stock remain outstanding, unless all accumulated and unpaid dividends (including, in the case of the Series A Preferred Stock, any compounded dividends thereon) for all preceding dividends periods have been declared and paid, or a sufficient sum or number of shares of common stock has been set apart for the payment of such dividends, we are not permitted to (i) declare and pay dividends on any capital stock ranking, as to dividends, on parity with or junior to the Existing Preferred Stock, such as the common stock, or (ii) redeem, purchase or otherwise acquire any capital stock ranking, as to dividends or upon liquidation, on parity with or junior to the Existing Preferred Stock, such as the common stock, subject, in the case of both clauses (i) and (ii), to certain exceptions as described in the terms of the Series A Preferred Stock and the Series B Preferred Stock, respectively.

Voting Rights

Holders of shares of the Existing Preferred Stock generally have no voting rights, except as otherwise required by Virginia law. However, if dividends on any shares of Series A Preferred Stock have not been declared and paid in full for six or more quarterly dividend periods, whether or not consecutive, or if dividends on any shares of Series B Preferred Stock have not been declared and paid in full for the equivalent of three semi-annual dividend periods, whether or not consecutive, holders of the outstanding shares of Series A Preferred Stock and/or holders of the outstanding shares of Series B Preferred Stock, as applicable, together with holders of any other series of our preferred stock ranking equally with the Series A Preferred Stock and Series B Preferred Stock as to payment of dividends and upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional directors to our Board to serve until all accumulated unpaid dividends have either been paid or declared with a sufficient sum set aside for payment.

Virginia Stock Corporation Act and the Articles and the Bylaws

General

We are a Virginia corporation subject to the Virginia Stock Corporation Act (the Virginia Act). Provisions of the Virginia Act, in addition to provisions of our Articles of Incorporation (Articles) and Bylaws, address corporate governance issues, including the rights of shareholders. Some of these provisions could hinder management changes while others could have an anti-takeover effect. This anti-takeover effect may, in some circumstances, reduce the control premium that might otherwise be reflected in the value of our common stock. If you are buying our common stock as part of a short-term investment strategy, this might be especially important to you.

We have summarized the key provisions below. You should read the actual provisions of our Articles and Bylaws and the Virginia Act that relate to your individual investment strategy.

Business Combinations

Our Articles require that any merger, share exchange or sale of substantially all of the assets of the Company be approved by a majority of the votes entitled to be cast on the matter by each voting group entitled to vote on the matter. Abstentions and broker non-votes will have no effect on the outcome.

Article 14 of the Virginia Act contains several provisions relating to transactions with interested shareholders. Interested shareholders are holders of more than 10% of any class of a corporation’s outstanding voting shares. Transactions between a corporation and an interested shareholder are referred to as affiliated transactions. The Virginia Act requires that material affiliated transactions must be approved by at least two-thirds of the shareholders not including the interested shareholder. Affiliated transactions requiring this two-thirds approval include mergers, share exchanges, material dispositions of corporate assets, dissolution or any reclassification of securities or merger of the corporation with any of its subsidiaries which increases the percentage of voting shares owned by an interested shareholder by more than five percent.

For three years following the time that a shareholder becomes an interested shareholder, a Virginia corporation cannot engage in an affiliated transaction with the interested shareholder without approval of two-thirds of the disinterested voting shares and majority approval of disinterested directors. A disinterested director is a director who was a director on the date on which an interested shareholder became an interested shareholder or was recommended for election or elected by a majority of the disinterested directors then on the Board. After three years, an affiliated transaction must be approved by either two-thirds of disinterested voting shares or a majority of disinterested directors.

The provisions of the Virginia Act relating to affiliated transactions do not apply if a majority of disinterested directors approve the acquisition of shares making a person an interested shareholder.

The Virginia Act permits corporations to opt out of the affiliated transactions provisions. We have not opted out.

The Virginia Act also contains provisions regulating certain control share acquisitions, which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a public corporation in Virginia to meet or exceed certain threshold voting percentages (20%, 33 1/3%, or 50%). Shares acquired in a control share acquisition have no voting rights unless the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee-director of the corporation. The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition.

Our Bylaws give us the right to redeem the shares purchased by an acquiring person in a control share acquisition. We can do this if the acquiring person fails to deliver a statement to us listing information required by the Virginia Act or if our shareholders vote not to grant voting rights to the acquiring person.

The Virginia Act permits corporations to opt out of the control share acquisition provisions. We have not opted out.

Directors’ Duties

The standards of conduct for directors of Virginia corporations are listed in Section 13.1-690 of the Virginia Act. Directors must discharge their duties in accordance with their good faith business judgment of the best interests of the corporation. Directors may rely on the advice or acts of others, including officers, employees, attorneys, accountants and board committees if they have a good faith belief in their competence. Directors’ actions are not subject to a reasonableness or prudent person standard. Virginia’s federal and state courts have focused on the process involved with directors’ decision-making and are generally supportive of directors if they have based their decision on an informed process. These elements of Virginia law could make it more difficult to take over a Virginia corporation than corporations in other states.

Board of Directors

Members of our Board of Directors serve one-year terms and are elected annually. Except when the number of nominees exceeds the number of directors to be elected (a contested election), directors are elected by majority vote. In the case of a contested election, directors are elected by a plurality vote. Directors may be removed from office for cause if the number of votes cast to remove the director constitutes a majority of the votes entitled to be cast at an election of directors of the voting group by which the director was elected.

Shareholder Proposals and Director Nominations

Our shareholders can submit shareholder proposals and nominate candidates for the Board of Directors if the shareholders follow advance notice procedures described in our Bylaws.

To nominate directors, shareholders must submit a written notice to our corporate secretary at least 60 days before a scheduled meeting. The notice must include the name and address of the shareholder and of the nominee, a description of any arrangements between the shareholder and the nominee, information about the nominee required by the SEC, the written consent of the nominee to serve as a director and other information.

Shareholder proposals must be submitted to our corporate secretary at least 90 days before the first anniversary of the date of our last annual meeting. The notice must include a description of the proposal, the reasons for presenting the proposal at the annual meeting, the text of any resolutions to be presented, the shareholder’s name and address and number of shares held and any material interest of the shareholder in the proposal.

Director nominations and shareholder proposals that are late or that do not include all required information may be rejected. This could prevent shareholders from bringing certain matters before an annual or special meeting, including making nominations for directors.

Proxy Access

Our Bylaws permit a shareholder, or a group of up to 20 shareholders, owning 3% or more of our outstanding common stock continuously for at least three years, to nominate and include in our annual meeting proxy materials director candidates to occupy up to two or 20% of our board seats (whichever is greater), provided that such shareholder or group of shareholders satisfies the requirements set forth in the Bylaws.

Meetings of Shareholders and Action by Written Consent

Under our Bylaws, meetings of the shareholders may be called by the chairman of the board, the vice chairman, the president or a majority of our Board of Directors. Special meetings of shareholders will also be held whenever called by the Corporate Secretary, upon the written request of shareholders owning continuously for a period of at least one year prior to the date of such request more than 25% of all of our outstanding shares of common stock.

Under the Virginia Act, action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting if the action is taken by all the shareholders entitled to vote on the action. In addition, the Virginia Act provides that the articles of incorporation of a corporation may authorize action by shareholders by less than unanimous written consent provided that the taking of such action is consistent with any requirements that may be set forth in the corporation’s articles of incorporation, bylaws or the Virginia Act provision. In the case of a public corporation, the inclusion of such a provision in the articles of incorporation must be approved by more than two-thirds of any voting group entitled to vote on the amendment.

The Virginia Act further provides that less than unanimous written consents is not available at any public corporation whose articles of incorporation or bylaws allow a special meeting to be called by shareholders (or a group of shareholders) holding 30% or fewer of all votes entitled to be cast. Therefore, before our shareholders may have the right to act by less than unanimous written consent, our board and more than two-thirds of the holders of our common stock would need to approve an amendment to the Articles to add such a provision and the Bylaws would need to be amended to increase the percentage of shareholders required to call a special meeting above 30%. The board currently does not intend to approve either of these actions.

These provisions could have the effect of delaying until the next annual shareholders’ meeting shareholder consideration of actions which are favored by the holders of up to 25% of our outstanding shares of common stock, because such holders would be able to consider such action as shareholders, such as electing new directors or approving a merger, only at a duly called shareholders’ meeting and would not own sufficient shares of our common stock to request the calling of a special meeting.

Amendment of Articles

Generally, our Articles may only be amended or repealed by a majority of the votes entitled to be cast on the matter by each voting group entitled to vote on the matter.

Indemnification

Under our Articles, we indemnify our officers and directors to the fullest extent permitted under Virginia law against all liabilities incurred in connection with their service to us. We have also entered into agreements relating to the advancement of expenses for certain of our directors and officers in advance of a final disposition of proceedings or the making of any determination of eligibility for indemnification pursuant to our Articles.

Limitation of Liability

Our Articles provide that our directors and officers will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors or officers, unless they violated their duty of loyalty to us or our shareholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors or officers. This provision applies only to claims against directors or officers arising out of their role as directors or officers and not in any other capacity. Directors and officers remain liable for violations of the federal securities laws and we retain the right to pursue legal remedies other than monetary damages, such as an injunction or rescission for breach of the officer’s or director’s duty of care.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified or varying number of shares of common stock or preferred stock at a future date or dates, which we refer to in this prospectus as stock purchase contracts. Alternatively, the stock purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of shares of common stock or preferred stock. The price per share of common stock or preferred stock and the number of shares of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula or method set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and beneficial interests in debt securities, preferred stock or debt obligations of third parties, including U.S. treasury securities or obligations of our subsidiaries, securing the holders’ obligations to purchase the common stock or preferred stock under the stock purchase contracts, which we refer to in this prospectus as stock purchase units. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or refunded and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

The applicable prospectus supplement or other offering materials will describe the terms of the stock purchase contracts or stock purchase units and will contain a discussion of the material federal income tax considerations applicable to the stock purchase contracts and stock purchase units. The description in the applicable prospectus supplement or other offering materials will not necessarily be complete, and reference will be made for additional information to the purchase contract agreement or unit purchase agreement, as applicable, that we will enter into at the time of issue, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in any one or more of the following ways:

•	directly to purchasers;

•	through agents;

•	to or through underwriters; or

•	through dealers.

We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to prevailing market prices; or

•	negotiated prices.

We may directly solicit offers to purchase securities, or we may designate agents to solicit such offers. We will, in the prospectus supplement or other offering materials relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act of 1933, as amended (the Securities Act), and describe any commissions we must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement or other offering materials, on a firm commitment basis. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

If any underwriters or agents are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement or other offering materials relating to such offering their names and the terms of our agreement with them.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

We may engage in at-the-market offerings to or through a market maker or into an existing trading market, on an exchange or otherwise, in accordance with Rule 415(a)(4). An at-the-market offering may be through an underwriter or underwriters acting as principal or agent for us.

The securities may also be offered and sold, if so indicated in the applicable prospectus supplement or other offering materials, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement or other offering materials.

Remarketing firms, agents, underwriters and dealers may be entitled under agreements which they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may over-allot in connection with the offering, creating a short position for their own accounts. In addition, to cover over-allotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement or other offering materials indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement or other offering materials, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement or other offering materials (or a post-effective amendment).

We or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

Any underwriter, agent or dealer utilized in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

LEGAL MATTERS

McGuireWoods LLP, counsel to the Company, will issue an opinion about the legality of the offered securities for us. Underwriters, dealers or agents, if any, who we will identify in a prospectus supplement or other offering materials, may have their counsel pass upon certain legal matters in connection with the securities offered by this prospectus.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference from Dominion Energy, Inc.’s Annual Report on Form 10-K and the effectiveness of the Dominion Energy, Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.